As filed with the Securities and Exchange Commission on October 29, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JMG Exploration, Inc.

(Name of small business issuer in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	1311 (Primary standard industrial classification code number)	20-1373949 (IRS employer identification no.)

180 South Lake Avenue, 7th Floor
Pasadena, California 91101
(310) 589-6126
(775) 255-2938 (fax)
(Address and telephone number of principal executive offices)

Gary A. Agron, Esq.
Law Office of Gary A. Agron
5445 DTC Parkway, Suite 520
Englewood, Colorado 80111
(303) 770-7254
(303) 770-7257 (fax)
(Name, address and telephone number of agent for service)

With copies to:

Aaron A. Grunfeld, Esq. Resch Polster Alpert & Berger LLP 10390 Santa Monica Boulevard, Fourth Floor Los Angeles, California 90025 (310) 277-8300 (310) 552-3209 (Fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit/share	Proposed maximum aggregate offering price (1)	Amount of registration fee
Subscription right to acquire units consisting of one share of common stock and one warrant	1,900,000 rights	$ 4.00	$ 7,600,000	$ 962.92
Common Stock, $0.001 par value underlying units	1,900,000 shares	$ 4.00	7,600,000	962.92
Warrant to acquire common stock at $4.25 per share underlying units	1,900,000 warrants	-	-	-
Common Stock, $0.001 par value, underlying warrants	1,900,000 shares	$ 4.25	8,075,000	1,023.10
Common Stock, $0.001 par value, underlying convertible preferred stock (2)	1,950,000 shares	$ 4.00	7,800,000	988.26
Warrant to acquire common stock at $4.25 per share underlying convertible preferred stock (2)	1,950,000 warrants	-	-	-
Common Stock, $0.001 par value, underlying warrants (2)	1,950,000 shares	$ 4.25	8,287,500	1,050.03
Common Stock, $0.001 par value, underlying warrants to acquire common stock at $6.00 per share	487,500 shares	$ 6.00	2,925,000	370.60
Total			$ 42,287,500	$ 5,357.83

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

(2) Each share of convertible preferred stock may be converted at the holder’s option into one unit consisting of one share of common stock and one common stock purchase warrant. The Registrant is registering hereby the common stock and warrants issuable upon conversion of the convertible preferred stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Registration Statement contains two prospectuses.

The first prospectus forming a part of this Registration Statement is to be used in connection with the subscription rights offering of 1,900,000 units offered at $4.00 per unit to the stockholders of JED Oil Inc. Each unit consists of one share of common stock and one common stock purchase warrant. A total of 1,900,000 transferable subscription rights are being registered. Each transferable subscription right represents a subscription right to purchase one $4.00 unit. Accordingly, the registrant is registering 3,800,000 shares of common stock underlying the 1,900,000 units of common stock and warrants. The first prospectus immediately follows this explanatory note.

The second prospectus forming a part of this Registration Statement is to be used by stockholders of the Registrant in connection with:

the resale by our convertible preferred stockholders of up to 1,950,000 shares of common stock, up to 1,950,000 warrants to acquire common stock at $4.25 per share and up to 1,950,000 shares of common stock issuable under the warrants; and

the resale of up to 487,500 shares of common stock issuable upon exercise of warrants held by the convertible preferred stockholders at $6.00 per share.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS                                                                                                                                                                                                             Subject to completion, dated October 29, 2004

1,900,000 Subscription Rights
JMG Exploration, Inc.
Up to 1,900,000 Shares of Common Stock
Up to 1,900,000 Common Stock Warrants

A total of 1,900,000 transferable subscription rights to acquire 1,900,000 units of JMG Exploration, Inc. at a price of $4.00 per unit are being offered to the shareholders of JED Oil Inc. Each of our units consists of one share of common stock and one common stock purchase warrant which may be exercised to purchase one share of our common stock at $4.25 per share for a period of one year from the date of this prospectus. Each of JED’S stockholders of record on _______2004 is entitled to one subscription right for each five shares of JED common stock owned on that date. The subscription rights may be exercised, sold or transferred during a 30 day period commencing on the date our listing application is approved by the Nasdaq Over-the–Counter Electronic Bulletin Board. No underwriter or selling agent is involved in this offering. If all subscription rights offered are exercised, we will receive proceeds of $7,600,000, before payment of the expenses of this offering. If all the warrants underlying the units are exercised at $4.25 per share, we will receive additional proceeds of $8,075,000.

You may exercise subscription rights only in accordance with the Subscription Rights Certificate which we will provide to you and which must be accompanied by payment in full and delivered to Corporate Stock Transfer, Inc., Denver, Colorado, our subscription agent for this offering. You may not revoke a subscription after payment is received and accepted by us.

No minimum number of subscription rights must be exercised in connection with this subscription rights offering. Any unexercised subscription rights will be cancelled. The subscription agent will place funds received from exercise of subscription rights in a segregated bank account until we issue to you your shares of common stock and warrants.

No public market currently exists for our subscription rights, common stock or warrants. We can give you no assurance that any public market will develop for our securities following this subscription rights offering. We have applied to list our securities for quotation on the Nasdaq Over-the–Counter Electronic Bulletin Board but cannot assure you that our listing application will be approved.

By a separate prospectus concurrent with this offering we are registering:

  the resale by our convertible preferred stockholders of up to 1,950,000 shares of common stock, up to 1,950,000 warrants to acquire common stock at $4.25 per share and up to 1,950,000 shares of common stock issuable upon exercise of those warrants; and

  487,500 shares of common stock issuable upon exercise of warrants held by our convertible preferred stockholders at $6.00 per share.

Investing in our subscription rights, common stock and warrants involves risks that are described in the "Risk Factors" section beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

, 2004

You may rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Until _____ 2004 (90 days after the date of this prospectus), all dealers that buy, sell or trade these securities may be required to deliver a prospectus.

  ii

Prospectus Summary

This summary highlights key aspects of the information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including the financial statements and the notes to the financial statements included elsewhere in this prospectus. Unless otherwise indicated, the information contained in this prospectus assumes that the subscription rights are exercised in full, that we redeem 1,560,000 shares of convertible preferred stock and that the remaining 390,000 shares of our preferred stock convert into an equal number of shares of common stock as of the date of this prospectus.

JMG Exploration, Inc.

General

JMG Exploration, Inc. was incorporated under the laws of the State of Nevada on July 16, 2004. We explore for oil and natural gas in the United States and Canada. We recently completed a $8.8 million private placement and have commenced exploration activities.

We do not anticipate direct property acquisitions but rather intend to develop the oil and natural gas properties of others under arrangements in which we will finance the cost of exploration drilling in exchange for interests in the oil or natural gas revenue generated by the properties. Such arrangements are commonly referred to as "farm-ins".

We have no operating personnel and have contracted with JED Oil Inc. for drilling, field operations and related administrative services. JED is considered an affiliate of ours because of its 11% ownership interest in us and because two of our directors and one of our executive officers are directors of JED.

Our executive offices are located at 180 South Lake Avenue, 7th Floor, Pasadena, California 91101 and our telephone number is (310) 589-6126.

The offering

Securities outstanding prior to this offering
250,000 shares of common stock 1,950,000 shares of convertible preferred stock (1)

Securities offered: Subscription rights to acquire unit of common stock and warrant Common stock Common stock purchase warrants	1,900,000 subscription rights 1,900,000 shares 1,900,000 warrants
Common stock to be outstanding after the offering	2,540,000 shares (2)
Use of proceeds	We expect to use proceeds of the offering:
to redeem up to 80% of our preferred stock for $6,240,000; and for working capital and general corporate purposes.

Risk factors	Please read "Risk Factors" for a discussion of factors you should consider before investing in our subscription rights, common stock or warrants.
Proposed Nasdaq Over-the-Counter Electronic Bulletin Board symbols:
Subscription rights Common stock Warrants
"JMGIR" "JMGI" "JMGIW"

(1) Preferred stockholders may elect to convert up to 20% of their shares into an equal number of shares of common stock which are being registered by a separate prospectus commencing at the conclusion of our subscription rights exercise period. Preferred stockholders may elect to convert the remaining 80% of their shares into an equal number of shares of common stock which are being registered by a separate prospectus commencing the 11th day following the conclusion of the subscription rights exercise period. However, we have the right to redeem up to 80% of each investor’s preferred shares, or up to a total of 1,560,000 shares of preferred stock, using proceeds of this offering by advising the preferred shareholders of our election to do so by the last day of the subscription rights exercise period.

(2) Amount assumes that all subscription rights are exercised; and

  we redeem 1,560,000 shares (80%) of convertible preferred stock;

  the remaining 390,000 shares of convertible preferred stock are converted to common stock; and

  no warrants are exercised.

Summary Financial Information

        The following tables present our selected historical financial data derived from our audited financial statements. The summary financial information set forth below should be read in conjunction with our financial statements and the notes to those statements appearing elsewhere in this prospectus.

Statements of Operations Information:

Period from inception on July 16, 2004 to August 31, 2004
Statements of Operations Information:
Revenues - interest	$ 2,486
General and administrative expenses	26,500
Net loss	(24,014)
Less: cumulative dividend in arrears on Series A convertible preferred stock	(60,500)
Net loss applicable to common shareholders	$ (84,514)
Net loss per share, basic and diluted	$ (0.34)
Weighted average shares outstanding: Basic and diluted	250,000

        The following table summarizes our balance sheet as of August 31, 2004. The column labeled "Pro forma" assumes that 390,000 shares of our preferred stock are converted into an equal number of shares of common stock as of the date of this prospectus. The column labeled "Pro forma as adjusted" reflects the receipt of estimated net proceeds from the assumed exercise of 1,900,000 subscription rights at $4.00 per right, after deducting estimated expenses and our redemption of 1,560,000 shares of convertible preferred stock for $6,240,000 using proceeds of this offering.

Balance Sheet Information:

August 31, 2004
	Actual	Pro forma	Pro forma as adjusted
Total assets	$ 8,917,883	$ 8,917,883	$ 10,027,883
Total liabilities	$ 144,797	$ 144,797	$ 144,797
Working capital	$ 7,402,834	$ 7,402,834	$ 8,512,834
Common stock	$ 250	$ 640	$ 2,540
Series A convertible preferred stock	$ 1,950	$ 1,560	$ 0
Additional paid-in capital	$ 8,786,072	$ 8,786,072	$ 9,875,732
Total stockholders’ equity	$ 8,773,086	$ 8,773,086	$ 9,883,086

Questions and Answers

What is the subscription rights offering?

         The subscription rights offering is a distribution to holders of JED Oil Inc. common stock of up to 1,900,000 transferable subscription rights which we will issue at the rate of one right for every five shares of JED common stock held on the record date. No fractional subscription rights will be issued.

What is the subscription right?

         Each subscription right represents the right to purchase one unit of our securities, each unit consisting of one share of our common stock and one common stock purchase warrant to purchase an additional share of our common stock for $4.25 per share. We will not pay commissions upon exercise of subscription rights and the exercise price will not vary during the exercise period.

What are the terms of the common stock purchase warrants?

        Each common stock purchase warrant:

  Entitles a holder to purchase one share of our common stock at $4.25 per share;

  Expires one year from the date of this prospectus;

  Is non-voting;

  Is not callable before expiration; and

  Is transferable.

Am I required to exercise my subscription rights in this offering?

         No. You are not required to exercise any subscription rights, nor purchase any securities, nor take any other action in response to this subscription rights offering.

How long will the subscription rights offering last?

         The subscription rights offering will commence upon the approval of our listing application by the Nasdaq Over-the–Counter Electronic Bulletin Board and will expire at 5:00 p.m. Pacific Time 30 days thereafter. Accordingly, subscription rights holders who desire to exercise their subscription rights, must deliver to the subscription agent all required documents and payments by that time. We may extend the expiration time in our discretion. IF YOU DO NOT EXERCISE YOUR SUBSCRIPTION RIGHTS BY THAT TIME, YOUR SUBSCRIPTION RIGHTS WILL EXPIRE.

What is the record date?

         The record date is ________, 2004. Only JED stockholders as of the record date will receive subscription rights.

Who is the subscription agent?

        Corporate Stock Transfer, Inc. of Denver, Colorado, telephone (303) 282-4800, is the subscription agent for the subscription rights offering.

Are there any conditions to the consummation of the subscription rights offering?

         There are no conditions to the consummation of the subscription rights offering. However, we reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the subscription rights offering or in proper form. Neither we nor the subscription agent will have any duty to notify you of a defect or irregularity in your exercise of subscription rights. We will not be liable for failing to give you that notice. We will also not accept your exercise of subscription rights if our issuance of shares of common stock pursuant to your exercise would be unlawful under state or federal securities laws.

When will the subscription rights be accepted and the common shares and warrants issued?

        We will accept subscriptions and issue common shares and warrants upon the expiration of the exercise period.

What commissions or fees apply if I exercise my subscription rights?

         No sales commission or any other fees will be charged to issue subscription rights to you or to issue shares to you if you exercise your subscription rights.

Am I required to exercise my subscription rights in full or may I exercise my subscription rights in part?

         You may choose to exercise any number of the subscription rights you receive, or you may choose not to exercise any of your subscription rights.

After I exercise my subscription rights, may I revoke my purchase?

         All exercises of subscription rights are irrevocable.

How was the subscription price established?

        The subscription price per unit is equal to the conversion price under which shares of our Series A convertible preferred stock which we issued in a private placement in August 2004 may be converted into shares of our common stock. We sold 1,950,000 shares of preferred stock at $4.00 per share, each share of which is convertible at $4.00 per unit into the same unit and under the same terms as contained in units which may be purchased in this subscription rights offering.

Is exercising my subscription rights risky?

         Yes. The exercise of your subscription rights involves substantial risks and you should carefully consider the risks described under the heading "Risk Factors" in this prospectus.

May I transfer my subscription rights if I do not want to purchase any units?

        Subscription rights are transferable commencing on the date our listing application for trading is accepted through the expiration of the subscription period.

Is there an active trading market for the subscription rights?

        No, our subscription rights have not been listed on any securities exchange or included on any automated quotation system. We expect that the subscription rights will trade separately until the end of the subscription period. We have applied to have the subscription rights listed on the Nasdaq Over-the-Counter Electronic Bulletin Board. Although we cannot assure that subscription rights will be listed nor can we determine when any such listing would occur, assuming a market for the subscription rights develops, the subscription rights may be purchased and sold through the usual brokerage channels. However, an active trading market for the subscription rights may not develop or be sustained. If there is no active trading market, or the trading market is not sustained, you may be unable to sell your subscription rights at a price that is satisfactory to you.

Is there an active trading market for the common stock and common stock purchase warrants?

        No, our common stock and common stock purchase warrants have not been listed on any securities exchange or included on any automated quotation system. Upon the purchase of a unit in this subscription rights offering, the common stock and warrants will trade separately, if listed. We have applied to have the common stock and warrants listed on the Nasdaq Over-the-Counter Electronic Bulletin Board. Assuming that our application for listing is approved and that a market for the common stock and warrants develops, the common stock and warrants may be purchased and sold through the usual brokerage channels. However, an active trading market for the common stock and warrants may not develop or be sustained. If there is no active trading market, or the trading market is not sustained, you may be unable to sell your common stock and warrants or unable to sell your common stock and warrants at a price that is satisfactory to you.

Can you terminate the subscription rights offering?

        We may not terminate the subscription rights offering.

How will you use the proceeds received from the subscription rights offering?

        The gross proceeds from the subscription rights offering will depend on the number of subscription rights that are exercised. If all 1,900,000 subscription rights are exercised, then we will receive gross proceeds, prior to expenses, of $7,600,000. Expenses are estimated to be $250,000. If the warrants are exercised in full we will receive an additional $8,075,000 in gross proceeds with a nominal increase in expenses. We plan to use net proceeds we receive from the subscription rights offering for as set forth in the section captioned "Use of Proceeds" below.

How many shares will be outstanding after the subscription rights offering?

        We will have 2,540,000 shares of common stock issued and outstanding at the expiration of the exercise period, excluding shares issuable upon the exercise of stock options and warrants, and assuming that:

  all subscription rights are exercised;

  we redeemed 80%, or 1,560,000 shares of our outstanding convertible preferred stock; and

  the balance of 390,000 shares of our outstanding convertible preferred stock is converted into an equal number of common shares.

Why are we making this subscription rights offering?

         This subscription rights offering allows JED shareholders the opportunity to invest under the same terms as our preferred shareholders. If all subscription rights are exercised we will redeem 80% of our convertible preferred stock for $6,240,000 and the balance of $1,360,000, before expenses, will be used for working capital and general corporate purposes. Should fewer subscription rights be exercised, we will use all available proceeds to redeem preferred stock.

How do I exercise my subscription rights?

         Holders who wish to exercise their subscription rights should complete and sign the Subscription Rights Certificate. Holders should deliver the Subscription Rights Certificate together with payment of the subscription price for each unit subscribed to Corporate Stock Transfer, Inc., Denver, Colorado, the subscription agent, before the expiration time. We recommend that holders of subscription rights who use the United States or Canadian postal service to effect delivery, use insured, registered mail with return receipt requested.

How may I pay my subscription price?

        Your cash payment of the subscription price must be made in U.S. funds by either personal check or certified check drawn upon a U.S. or Canadian bank, or a postal, telegraphic or express money order payable to Corporate Stock Transfer, Inc. Your cash payment of the subscription price will be deemed to have been received by the subscription agent only when the subscription agent receives your payment.

         JED stockholders holding shares through a nominee, broker or dealer should make their payments according to the method selected with their nominee, broker or dealer.

To whom should I send forms and payments?

         You should send your Subscription Rights Certificate and payment for units subscribed for and any other required documentation to Corporate Stock Transfer, Inc., the subscription agent for the offering, as follows:

JMG Exploration, Inc.
c/o Corporate Stock Transfer, Inc.
Attention: Carylyn Bell, President
3200 Cherry Creek South Drive, Suite 240
Denver, Colorado 80209

What should I do if I want to participate in the subscription rights offering but my shares of common stock are held in the name of my broker or a custodian bank?

         We will ask brokers, dealers and nominees holding shares of JED common stock on behalf of other persons to notify these persons of the subscription rights offering. Any beneficial owner wishing to exercise its subscription rights will need to have its broker, dealer or nominee act on its behalf. Each beneficial owner of common stock should complete and return to its broker, dealer or nominee the document entitled "Beneficial Owner Election Form." This form will be available with the other subscription materials from brokers, dealers and nominees holding shares of JED common stock on behalf of other persons.

If I am a foreign shareholder or a shareholder with a military address, how can I exercise my subscription rights?

        The subscription agent will mail subscription rights certificates to you if you are a subscription rights holder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your subscription rights, you must send your Subscription Rights Certificate and payment for units subscribed to the subscription agent on or prior to 5:00 p.m., Pacific Standard Time, on ________, 2004, the expiration time of the subscription rights offering, and take all other steps which are necessary to exercise your subscription rights, on or prior to that time. If you do not follow these procedures prior to the expiration of the subscription rights offering, your subscription rights will expire.

What is the Board of Directors’ recommendation regarding whether I should exercise my subscription rights in the subscription rights offering?

        Our Board of Directors is not making any recommendation as to whether you should exercise your subscription rights. You are urged to make your decision based on your own assessment of our business and the subscription rights offering.

May stockholders in all states participate?

        We may only distribute subscription rights to JED stockholders of record in states where such distribution is lawful. We will be unable to distribute subscription rights to you if you reside in a state in which such distribution of subscription rights is unlawful.

What are the U.S. federal income tax consequences of exercising my subscription rights?

        The receipt and exercise of your subscription rights are intended to be nontaxable as a return of capital. However, you should seek specific tax advice from your personal tax advisor. This prospectus contains a summary of material tax considerations under the heading "Material Income Tax Considerations", but does not summarize tax consequences arising under state tax laws, non-U.S. tax laws or any tax laws relating to special tax circumstances or particular types of taxpayers.

What should I do if I have other questions?

        If you have other questions, or need additional copies of offering documents or otherwise need assistance, please contact Corporate Stock Transfer, Inc., our subscription agent by telephone at (303) 282-4800.

Risk Factors

        An investment in our subscription rights, common stock and warrants involves significant risks. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before investing in our subscription rights, common stock and warrants. If any of the risks described below develop into actual events, our results of operations and financial condition could be adversely affected which could result in a decline in the market price of our subscription rights, common stock and warrants, causing you to lose all or part of your investment.

Risks related to our company and the oil and natural gas industry

Our future performance is difficult to evaluate because we have a limited operating history.

           We were incorporated in July 2004 and our operations commenced in August 2004. As a result, we have little historical financial and operating information available to help you evaluate our performance or an investment in our subscription rights, common stock and warrants.

A substantial or extended decline in oil and natural gas prices could adversely affect our future revenue and earnings.

         The price we receive for future oil and natural gas production will heavily influence our revenue, profitability, access to capital and rate of growth. Oil and natural gas are commodities and their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile and currently oil and natural gas prices are significantly above historic levels. These markets will likely continue to be volatile in the future and current prices are expected by many to decline in the future. The prices we may receive for any future production, and the levels of this production, depend on numerous factors beyond our control. These factors include the following:

  changes in global supply and demand for oil and natural gas;

  the actions of the Organization of Petroleum Exporting Countries, or OPEC;

  the price and quantity of imports of foreign oil and natural gas in Canada and the U.S.;

  political conditions, including embargoes, which affect other oil-producing activities;

  the level of global oil and natural gas exploration and production activity;

  the level of global oil and natural gas inventories;

  weather conditions affecting energy consumption;

  technological advances affecting energy consumption; and

  the price and availability of alternative fuels.

         Lower oil and natural gas prices may not only decrease our future revenues but also may reduce the amount of oil and natural gas that we can produce economically. A substantial or extended decline in oil or natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity and ability to finance planned capital expenditures.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could substantially increase our costs and thereby adversely affect our business, financial condition or results of operations.

         Oil and natural gas exploration is subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil or natural gas reserves. Our decisions to develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations.

Reserve estimates depend on many assumptions that may turn out to be inaccurate. Our cost of drilling, completing and operating wells will be uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling, including the following:

  delays imposed by or resulting from compliance with regulatory requirements;

  pressure or irregularities in geological formations;

  shortages of or delays in obtaining equipment and qualified personnel;

  equipment failures or accidents;

  adverse weather conditions;

  reductions in oil and natural gas prices;

  land title problems; and

  limitations in the market for oil and natural gas.

We may incur substantial losses and be subject to substantial liability claims as a result of any future oil and natural gas operations.

         We are not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition or results of operations. Our oil and natural gas exploration activities will be subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

  environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater contamination;

  abnormally pressured formations;

  mechanical difficulties, such as stuck oilfield drilling and service tools and casing collapse;

  fires and explosions;

  personal injuries and death; and

  natural disasters.

         Any of these risks could adversely affect our ability to operate or result in substantial losses to our company. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, then it could adversely affect us.

Market conditions or operational impediments may hinder our access to oil and natural gas markets or delay our production.

         Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our future oil and natural gas production will depend on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production will depend in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business. We may be required to shut-in wells for a lack of a market or because of inadequacy or unavailability of natural gas pipeline or gathering system capacity. If that were to occur, then we would be unable to realize revenue from those wells until production arrangements were made to deliver our production to market.

We are subject to complex laws that can affect the cost, manner and feasibility of doing business thereby increasing our costs and reducing our profitability.

         Development, production and sale of oil and natural gas are subject to extensive federal, state, provincial, local and international laws and regulations. We may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

  discharge permits for drilling operations;

  drilling bonds;

  reports concerning operations;

  the spacing of wells;

  unitization and pooling of properties; and

  taxation.

        Under these laws, we could be liable for personal injuries, property damage and other damages. Failure to comply with these laws may also result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws could change in ways that substantially increase our costs of doing business. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially and adversely affect our financial condition and results of operations.

We may incur substantial liabilities to comply with environmental laws and regulations.

        Oil and natural gas operations are subject to stringent federal, state, provincial, local and international laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities, and concentration of substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands, and other protected areas, and impose substantial liabilities for pollution resulting from our operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil, and criminal penalties, incurrence of investigatory or remedial obligations, or the imposition of injunctive relief. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our results of operations, competitive position, or financial condition as well. Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release of such materials or if our operations were standard in the industry at the time they were performed.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oilfield services could adversely affect our ability to execute our plans on a timely basis and within our budget.

        Shortages or the high cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our development operations, which could have a material adverse effect on our business, financial condition or results of operations.

Competition in the oil and natural gas industry is intense, which may adversely affect our ability to compete.

        We operate in a highly competitive environment for prospects suitable for exploration, marketing of oil and natural gas and securing the services of trained personnel. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, which can be particularly important in the areas in which we operate. Those companies may be able to pay more for prospective oil and natural gas properties and prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, there is substantial competition for capital available for investment in the oil and natural gas industry. We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing oil and natural gas, attracting and retaining quality personnel and raising additional capital.

Risks related to our common stock and the offering

No public market for our subscription rights, common stock or warrants exists and you cannot be certain that an active trading market will be established or that our subscription rights, common stock or warrants will trade above the unit price.

        Currently there is no public trading market for our subscription rights, common stock and warrants. An active trading market may not develop or continue following the completion of this offering. The market price of our securities may decline below the unit price and you may incur a loss on your investment.

Issuance of additional preferred stock could discourage a change in control, reduce the market price of our common stock and warrants, and result in the holders of preferred stock being granted voting rights that are superior to those of the holders of common stock.

        We are authorized to issue preferred stock without obtaining the consent or approval of our stockholders. The issuance of preferred stock could have the effect of delaying, deferring, or preventing a change in control. Management also has the right to grant superior voting rights to the holders of preferred stock. Any issuance of preferred stock could materially and adversely affect the market price of the common stock and warrants, and the voting rights of the holders of common stock. The issuance of preferred stock may also result in the loss of the voting control of holders of common stock to the holders of preferred stock.

Shares eligible for public sale after this offering could cause the price of our commons stock and warrants to decline.

        We are registering in this prospectus 1,900,000 common stock purchase warrants and the underlying shares of common stock that are issuable during a one-year period. By separate prospectus we are also registering the common stock underlying an additional 487,500 warrants for a two-year period. The warrant holders may exercise their warrants at any time up to the expiration of the warrant and receive registered shares of common stock.

        By separate prospectus we are registering the resale by our convertible preferred stockholders of up to 1,950,000 shares of common stock, up to 1,950,000 warrants to acquire common stock at $4.25 per share and up to 1,950,000 shares of common stock issuable under the warrants. If the subscription rights are exercised in full we will redeem 1,560,000 shares of preferred stock and expect the balance of 390,000 shares to convert to common stock and warrants upon the conclusion of the subscription rights exercise period.

        Accordingly, all 2,540,000 shares of our common stock expected to be outstanding together with up to 2,387,500 shares issuable upon exercise of warrants will be free trading and may be sold at any time.

        We also intend to register all common stock that we may issue under our equity compensation plan so that these shares can also be freely sold in the public market.

        Sales of a substantial number of the above shares of common stock after this offering could significantly depress the market price of our common stock and warrants.

Special Note Regarding Forward-Looking Statements

        This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "should," "plan," "expect" and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in "Risk Factors" and elsewhere in this prospectus.

        Other sections of this prospectus may include additional factors which could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

        We undertake no obligation to update publicly or revise any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events or performance. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Use of Proceeds

        Assuming all subscription rights are exercised, our net proceeds from the offering will be approximately $7,300,000, after deducting estimated offering expenses of $300,000. We may receive additional net proceeds of up to $8,075,000 upon the exercise, if any, of the 1,900,000 common stock purchase warrants which must be exercised within one year from the date of this prospectus.

        We intend to use the net proceeds of the offering to redeem up to 1,560,000 shares of our convertible preferred stock at their issuance cost of $4.00 per share, or $6,240,000. If all subscription rights are exercised the remaining net proceed of $1,060,000 will be used for working capital and general corporate purposes. If the net proceeds from the subscription rights offering are less that $6,240,000, we will use the entire proceeds to redeem the maximum number of convertible preferred shares which we can purchase.

        We intend to use the net proceeds from the exercise of warrants, if any, for working capital and general corporate purposes.

        Pending our application of proceeds as we have described, we will invest proceeds in short-term, investment grade interest bearing securities.

Dividend Policy

As of September 30, 2004 we have one class of common equity and one holder of record for the 250,000 shares outstanding. We have never declared or paid cash dividends on our common stock. We currently intend to retain future earnings to finance the operation, development and expansion of our business. We do not anticipate paying cash dividends on our common stock in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our Board of Directors and will depend on our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that our Board of Directors considers relevant.

Capitalization

The following table sets forth our capitalization as of August 31, 2004. Our capitalization is presented:

  on an actual basis;

  on a pro forma basis to reflect the assumed conversion of 390,000 (20%) shares of our preferred stock to common stock; and

  on a pro forma as adjusted basis to reflect the above assumptions and the exercise of 1,900,000 subscription rights at $4.00 per right, after deducting estimated offering expenses of $250,000, and the assumed redemption of 80% of our preferred stock.

        You should read this table together with "Management’s Discussion and Analysis or Plan of Operation" the audited financial statements and notes thereto and other information appearing elsewhere in this prospectus.

	As of August 31, 2004
	Actual	Pro forma	Pro forma as adjusted
Stockholders’ equity:

Common Stock, $0.001 par value: 25,000,000 shares designated, 250,000 issued and outstanding (actual), 640,000 issued and outstanding (pro forma) and 2,540,000 issued and outstanding (pro forma as adjusted)

	$ 250	$ 640	$ 2,540
Preferred Stock, $0.001 par value: 10,000,000 designated, 1,950,000 issued and outstanding (actual), 1,560,000 shares outstanding (pro forma) and no shares outstanding (pro forma as adjusted)	1,950	1,560	0
Additional paid-in capital	8,786,072	8,786,072	9,895,732
Share purchase warrants	8,828	8,828	8,828
Deficit accumulated during the development stage	(24,014)	(24,014)	(24,014)
Total stockholders’ equity	8,773,086	8,773,086	9,883,086
Total capitalization	$ 8,773,086	$ 8,773,086	$ 9,883,086

The information provided above excludes:

  260,000 shares of common stock issuable upon exercise of outstanding stock options; and

  2,777,500 shares of common stock issuable upon exercise of warrants.

Dilution

Our pro forma net tangible book value as of August 31, 2004 was $8,773,083, or $3.99 per share of common stock and common stock equivalent. Our pro forma net tangible book value per share represents our total tangible assets at August 31, 2004, less total liabilities, divided by the pro forma total number of shares of common stock outstanding at such date. The pro forma total number of shares of common stock outstanding assumes that 1,560,000 shares of our preferred stock are redeemed and that the 390,000 remaining shares of preferred stock convert into an equal number of shares of common stock. The dilution in pro forma net tangible book value per share represents the difference between the $4.00 per unit price paid by purchasers of units in this offering (all of which is attributable to the common stock and none of which is attributable to the warrants) and the net tangible book value per share of our common stock immediately following this offering.

Assuming the exercise of all subscription rights at $4.00 per unit and after deducting the estimated offering expenses, our pro forma net tangible book value, as adjusted, as of August 31, 2004 would have been approximately $9,883,086 or $3.89 per share of common stock. This amount represents an immediate decrease in pro forma net tangible book value of $0.10 per share to the existing stockholders and an immediate dilution in pro forma net tangible book value of $0.11 per share to new investors purchasing common shares in this offering.

The following table illustrates the dilution in pro forma net tangible book value per share to new investors.

Offering price per common share		$ 4.00
Pro forma net tangible book value as of August 31, 2004	$ 3.99
Decrease per share resulting from this offering	0.10
Pro forma net tangible book value after the offering		3.89
Dilution per share to new investors in this offering		$ 0.11

The following table summarizes on a pro forma basis, as of August 31, 2004, the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders and new investors purchasing units in this offering, before estimated offering expenses:

	Shares purchased		Total consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing stockholders	640,000	25%	$ 2,560,000	25%	$ 4.00
New investors	1,900,000	75%	7,600,000	75%	$ 4.00
Total	2,540,000	100%	$ 10,160,000	100%

The information for existing stockholders in the table above:

  assumes the redemption of 1,560,000 shares of preferred stock;

  assumes the conversion of 390,000 shares of preferred stock into 390,000 shares of common stock;

  excludes shares issuable upon exercise of outstanding stock options or warrants; and

  attributes the $4.00 unit price to the common stock and no value to the warrants that are also a part of the units.

Selected Historical Financial Data

The following tables present our selected historical financial data derived from our financial statements. The following selected financial data should be read in conjunction with the financial statements and the notes thereto included elsewhere in this prospectus. The statement of operations data set forth below with respect to the period from inception on July 16, 2004 to August 31, 2004 and the balance sheet data as of August 31, 2004 are derived from, and are referenced to, our audited financial statements included elsewhere in this prospectus.

                                    Statements of Operations Information:

Period from inception on July 16, 2004 to August 31, 2004
Statements of Operations Information:
Revenues - interest	$ 2,486
General and administrative expenses	26,500
Net loss	(24,014)
Less: cumulative dividend in arrears on Series A convertible preferred stock	(60,500)
Net loss applicable to common shareholders	$ (84,514)
Net loss per share, basic and diluted	$ (0.34)
Weighted average shares outstanding: Basic and diluted	250,000

                                    Balance Sheet Information:

August 31, 2004	Actual
Total assets	$ 8,917,883
Total liabilities	$ 144,797
Working capital	$ 7,402,834
Common stock	$ 250
Series A convertible preferred stock	$ 1,950
Additional paid-in capital	$ 8,786,072
Total stockholders’ equity	$ 8,773,086

Management’s Discussion and Analysis or Plan of Operation

You should read the following discussion of the financial condition and results of operations in conjunction with our historical financial statements included elsewhere in this prospectus. Among other things these historical statements include more detailed information regarding the basis of presentation for the following information. The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors, including those discussed in "Risk Factors" and elsewhere in this prospectus.

Overview

JMG Exploration, Inc. was incorporated under the laws of the State of Nevada on July 16, 2004. We are an oil and natural gas exploration company and seek to explore and develop oil and natural gas properties in the United States and Canada. We recently completed a $8.8 million private placement and have commenced exploration activities.

We do not anticipate direct property acquisitions but rather intend to develop the oil and natural gas properties of others under arrangements in which we will finance the cost of exploration drilling in exchange for interests in the oil or natural gas revenue generated by the properties. Such arrangements are commonly referred to as "farm-ins."

We have no operating personnel and have contracted with JED for drilling, field operations and related administrative services. JED is considered an affiliate of ours because of its 11% ownership interest in us and because two of our directors and one of our executive officers are directors of JED.

In August 2004 we entered into a:

  farm-in/joint venture agreement for a prospect in the Powder River Basin area of eastern Wyoming, which we refer to as the Hooligan Draw Prospect.

  farm-in agreement for a prospect in the Cut Bank Sand field of Montana, which we refer to as the Cut Bank Prospect.

  farm-in agreement for a prospect in the Fiddler Creek Heavy Oil District in southern Montana, which we refer to as the Fiddler Creek Prospect.

Financial operations overview

Revenue.    Any future revenue will principally be dependent upon our success in acquiring oil and natural gas reserves as a result of our exploration activities. Our ownership interest in the production from these properties will be measured in "barrels of oil equivalent" or "BOE" per day, a term that encompasses both oil and natural gas production.

         Critical to our revenue stream from any production activities is the market price for crude oil and natural gas. Year end benchmark prices for crude oil and natural gas were as follows:

	December 31,
	2003	2002	2001
West Texas Intermediate grade crude oil, per barrel	32.14	29.38	19.40
NYMEX Natural Gas Index (per gigajoule) (1)	4.86	4.14	2.32
(1) A gigajoule is equivalent to 947,817 BTU.

        Our realized price for any oil and natural gas production will be dependent upon the actual quality of the production which could result in a premium or discount to the above indices. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. If oil and natural gas prices decrease it could affect the overall valuation of the property reserves as well and we may be required to take write-downs of the carrying values of any interests we have in oil and natural gas properties.

         We may use derivative financial instruments when we deem them appropriate to hedge exposure to changes in the prices of crude oil and natural gas and fluctuations in interest rates and foreign currency exchange rates. There were no hedges in place at August 31, 2004.

         Royalty expense.    Royalty expense will be based on the percentage royalties calculated by applying the applicable royalty rate or formula.

         Production expense.    Production costs will include operating costs associated with field activities.

         General and administrative expense.    General and administrative expense relate to compensation and overhead for executive officers and fees for general operational and administrative services. We intend to contract out for all field personnel and equipment necessary for exploration activities, and for related administrative functions. We expect that initially these costs as a percentage of revenue will be higher than desired due to recently commencing operations, but that as production and revenue increase these costs should fall within industry ranges.

         Interest expense.    Banks will generally lend based on certain minimum production levels per well with the actual amount dependent upon the quality of the production and the productive life of the underlying oil and natural gas reserves. We intend to utilize commercial financing when available and if necessary to support development efforts. Interest rate risk exists principally with respect to any future indebtedness that will likely bear interest at floating rates.

        Preferred dividend. In August 2004 we issued 1,950,000 shares of Series A 10% preferred stock which pays a 10% annual dividend on a quarterly basis. Quarterly dividends on this  series of preferred stock amount to $195,000.

        All holders of our preferred stock have advised us that they intend to convert their unredeemed preferred stock to common stock following the effectiveness of our registration statement, of which this prospectus is a part.

         Depletion, depreciation and asset retirement obligation accretion expense.    We will follow the full-cost method of accounting for oil and natural gas operations whereby we will capitalize all costs relating to our acquisition of, exploration for and development of, oil and natural gas reserves. Our financial condition and results of operations will be sensitive to, and may be adversely affected by, a number of subjective or complex judgments relating to methods, assumptions or estimates required under the full cost method of accounting concerning the effect of matters that are inherently uncertain.

         With respect to asset retirement obligations we intend to follow Financial Accounting Standards Board, or FASB, Statement No. 143—"Accounting for Asset Retirement Obligations", whereby the fair value, which is the discounted future value of the future cash flows associated with the retirement of tangible long-lived assets, is recognized as a liability on the balance sheet when incurred. The associated asset retirement costs are capitalized as part of the current value of the long lived assets. The liability value accretes until we expect to settle the retirement obligation.

Critical accounting policies

Full-cost method of accounting

        Our business is subject to special accounting rules that are unique to the oil and gas industry. There are two allowable methods of accounting for oil and gas business activities: the successful-efforts method and the full-cost method. Under the successful-efforts method, costs such as geological and geophysical, exploratory dry holes and delay rentals are expensed as incurred whereas under the full-cost method these types of charges are capitalized.

        We have elected to use the full-cost method to account for our investment in oil and gas properties. Under this method, we capitalize all acquisition, exploration and development costs for the purpose of finding oil and gas reserves, including salaries, benefits and other internal costs directly attributable to these activities. Although some of these costs may ultimately result in no additional reserves, we expect the benefits of successful wells to more than offset the costs of any unsuccessful ones. As a result, we believe that the full-cost method of accounting better reflects the true economics of exploring and developing oil and gas reserves. Our future financial position and results of operations would be significantly different if we used the successful-efforts method of accounting for our oil and gas operations.

        Under the full cost-method of accounting, our financial condition and results of operations will be sensitive to, and may be adversely affected by, a number of subjective or complex judgments relating to methods, assumptions or estimates concerning the effect of matters that are inherently uncertain. Capitalized costs under the full-cost method are generally depleted and depreciated using the unit-of-production method, based on estimated proved oil and natural gas reserves as determined by independent engineers. In addition, the capitalized costs are tested at each balance sheet date for impairment. Under the full-cost method, the net book value of the capitalized costs, or full-cost pool, is compared to the future net cash flows discounted at 10% using commodity prices in effect at the end of the reporting period. Should this comparison indicate an excess carrying value, a write-down would be recorded.

        To economically evaluate our future proved oil and natural gas reserves, if any, independent engineers must make a number of assumptions, estimates and judgments that they believe to be reasonable based upon their expertise and professional guidelines. Were the independent engineers to use differing assumptions, estimates and judgments, then our financial condition and results of operations could be affected. We would have lower revenues in the event revised assumptions, estimates and judgments resulted in lower reserve estimates, since the depletion and depreciation rate would then be higher. A write-down of excess carrying value also might be required. Similarly, we would have higher revenues and net profits in the event the revised assumptions, estimates and judgments resulted in higher reserve estimates, since the depletion and depreciation rate would then be lower.

Long-lived assets

        When assets are placed into service, we make estimates with respect to their useful lives that we believe are reasonable. However, factors such as competition, regulation or environmental matters could cause us to change our estimates, thus impacting the future calculation of depreciation and depletion. We evaluate long-lived assets for potential impairment by identifying whether indicators of impairment exist and, if so, assessing whether the long-lived assets are recoverable from estimated future undiscounted cash flows. The actual amount of impairment loss, if any, to be recorded is equal to the amount by which a long-lived asset’s carrying value exceeds its fair value. Estimates of future discounted cash flows and fair value of assets require subjective assumptions with regard to future operating results and actual results could differ from those estimates. We recorded no impairments of long-lived assets to date.

Abandonment liability

        We have adopted SFAS No. 143, "Accounting for Asset Retirement Obligations" from inception. The net estimated costs are discounted to present values using a credit-adjusted, risk-free rate over the estimated economic life of the properties. These costs are capitalized as part of the cost of the related asset and amortized. The associated liability is classified as a long-term liability and is adjusted when circumstances change and for the accretion of expense which is recorded as a component of depreciation and depletion.

Stock-based compensation

        We account for employee stock options using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and provide pro forma disclosures of net income (loss) as if a fair value based method had been applied in measuring compensation expense. Under the intrinsic value method, no stock-based compensation expense for stock options issued is reflected in the statement of operations as all grants under the Company’s stock option plan have an exercise price equal to the fair market value of the underlying common stock on the date of grant.

        We determine the fair value of our common stock by evaluating a number of factors, including our financial condition and business prospects, our stage of development and achievement of key technical and business milestones, private and public market conditions, the terms of our private financings and the valuations of similar companies in our industry.

Contingencies

        In the future, we may be subject to adverse proceedings, lawsuits and other claims related to environmental, labor, product and other matters. We will be required to assess the likelihood of any adverse judgments or outcomes of these matters as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies is made after careful analysis of each individual issue. The required reserves may change in the future due to developments in each matter or changes in approach such as a change in settlement strategy in dealing with these potential matters.

Results of operations

Period from inception on July 16, 2004 to August 31, 2004

        Since inception we have incurred a net loss from operations of ($24,014). We have earned $2,486 in interest income for the period. General and administrative expenses were $26,500. Theses expenses consisted principally of salaries, legal and consulting expenses associated with incorporation and organizational matters.

Liquidity and capital resources

Cash flows and capital expenditures

        At August 31, 2004, we had $7,404,445 in cash. Since our inception, we have financed our operating cash flow needs through private offerings of equity securities.

        Cash utilized in operating activities was ($68,200) for the period from inception on July 16, 2004 to August 31, 2004. The use of cash was attributable to the net loss for the period of ($24,014), increased by accounts receivable of $318 and prepaid expenses of $68,868 and reduced by accounts payable of $23,000 which did not use cash. The $66,868 in prepaid expenses represents deferred costs regarding the rights offering that will be offset against proceeds.

         The proceeds from our private placements and from this offering, if any, are considered sufficient to fund operations for at least the next 18 months. We have no plans for any future issuance of equity securities other than in conjunction with outstanding warrants, conversion of our outstanding preferred stock and our employee equity compensation plan.

         Cash provided by financing activities was $8,721,100 for the period from inception on July 16, 2004 to August 31, 2004 and was attributable to private placements completed in August 2004. We realized $1,000,000 from the sale of 250,000 shares of common stock to JED for $4.00 per share. We also issued a total of 1,950,000 units consisting of a share of Series A preferred stock and one quarter (1/4) two-year warrant to acquire common shares at $6.00 per share for $4.00 per unit, or total net proceeds of $7,788,272. The shares of Series A preferred stock vote on a share for share basis with the common stock and carry a 10% cumulative dividend. We intend to redeem up to 80% of the convertible preferred stock using proceeds of this subscription rights offering and the balance may be converted into an equal number of shares of common stock following the expiration of the subscription rights period.

         Cash utilized in investing activities was $1,248,455 for the period from inception on July 16, 2004 to August 31, 2004 and was principally attributable to property and equipment purchased principally for the Hooligan Draw prospect. In conjunction with the Hooligan Draw prospect we advanced JED $1,250,000 toward the cost of drilling activities conducted on our behalf. As of August 31, 2004, $1,011,000 of this advance was expended by JED leaving a balance of $239,000 which is recorded as advances to related party.

Contractual Obligations and Commitments

         As of August 31, 2004 we have no contractual obligations or commercial commitments other than the commitments in relation to our exploration prospects.

Recent accounting pronouncements

         In September 2004, the FASB issued Staff Accounting Bulletin No. 106, "Interaction of Statement 143 and the Full Cost Rules". This bulletin specifies that subsequent to the adoption of FASB Statement No. 143, an oil and gas company following the full cost method of accounting should include the assets recorded in connection with the recognition of an asset retirement obligation pursuant to that standard as part of the costs subject to the full cost ceiling limitation. To avoid double counting the effect of these obligations, future cash outflows associated with settling the recorded asset retirement obligations should be excluded from the computation of the present value of estimated future net revenues used in applying the ceiling test. Additionally, when calculating depreciation and depletion for the full cost pool, assets recorded in connection with the recognition of an asset retirement obligation pursuant to this standard should be included in the depletable base. To the extent that estimated dismantlement and abandonment costs, net of estimated salvage values, have not been included as capitalized costs in the base for computing depreciation and depletion because they have not yet been capitalized as an asset retirement obligations pursuant to this standard, these estimated costs should also be included in the base used for computing depreciation and depletion. This Staff Bulletin has no material impact on us at this time and its effect on future periods is currently not determinable.

        In January 2003, the FASB issued Statement No. 148 "Accounting for Stock-Based Compensation Transition and Disclosure, an Amendment of FASB Statement No. 123." This standard provides alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation. In addition, this standard amends disclosure requirements to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We intend to adopt this standard in 2005. This standard has no material impact on us at this time and its effect on future periods is currently not determinable.

        In December 2003, the FASB issued Interpretation No. 46(R), "Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51". This interpretation requires the consolidation of entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Currently, entities are generally consolidated by an enterprise when it has a controlling financial interest through ownership of a majority of voting interest in the entity. We expect this interpretation to have no impact on our financial position or results of operations.

Business

Our business

        We were incorporated under the laws of the State of Nevada on July 16, 2004. We explore for oil and natural gas in the United States and Canada. We recently completed an $8.8 million private placement and have commenced exploration activities.

        We do not anticipate direct property acquisitions but rather intend to develop the oil and natural gas properties of others under arrangements in which we will finance the cost of exploration drilling in exchange for interests in the oil or natural gas revenue generated by the properties. Such arrangements are commonly referred to as "farm-ins."

        In August 2004 we entered into a:

  farm-in/joint venture agreement for a prospect in the Powder River Basin area of eastern Wyoming, which we refer to as the Hooligan Draw Prospect.

  farm-in agreement for a prospect in the Cut Bank sand field of Montana, which we refer to as the Cut Bank Prospect.

  farm-in agreement for a prospect in the Fiddler Creek Heavy Oil District in southern Montana, which we refer to as the Fiddler Creek Prospect.

        We have no operating personnel and have entered into a Technical Services Agreement with JED Oil for drilling, field operations and related administrative services. JED is considered an affiliate because of its 11% ownership interest in us and because two of our directors and one of our executive officers are directors of JED.

Business strategy

Properties that we are interested in exploring for will generally meet the following criteria:

Exploratory Projects

        We intend to concentrate our efforts on oil and natural gas projects that carry a relatively high risk of failure but offer significantly high rewards in terms of a larger potential for significant oil or natural gas reserves. Our management believes that the potential rewards of a significant discovery of oil or natural gas reserves in the current robust commodity price environment adequately compensates for this risk.

Consolidation of adjacent assets

         We seek exploration opportunities on lands that are in close proximity to producing fields. These close-in opportunities create the ability to reduce capital program costs by consolidating drilling and gathering facilities. Moreover, drilling costs are lower when wells are drilled as part of a multi-well program, due to reduced rig moving costs and other efficiencies.

Use of seismic and other data in site selection

        We intend to generate and analyze seismic data, including three-dimensional seismic information, whenever its use is appropriate for the geology and is cost effective, to further minimize drilling risk. We also intend to use information from adjacent wells, including petrophysical data, production records and completion data to help reduce our risk and costs.

Selection of prospects

        We intend to select prospects for exploration which we believe offer us the opportunity to reduce operating costs and maximize economies of scale, thereby improving operating profitability. Considerations include identifying areas of moderate drilling costs, multi-zone potential, year round accessibility and good oil and natural gas plant and pipeline infrastructure.

Oil and natural gas properties under development

Hooligan Draw - Wyoming

        On August 17, 2004, we entered into an agreement with JED Oil Inc. to assign us the drilling of an exploratory well in the Hooligan Draw Prospect area of eastern Wyoming. Pursuant to the agreement, we have drilled an exploratory test well to a total depth 8,300 feet into the Newcastle Muddy formation. The well is located approximately 1/2 mile east of the Timber Draw 1-AH well that was drilled in 2001 and that has flowed over 16,000 barrels of oil and associated gas. The costs to drill the well are estimated to be $1,500,000, of which approximately $1,010,000 has been expended as of August 31, 2004. In August 2004, we prepaid $1,250,000 of the costs to drill the well to JED, the operator of the drilling operations on our behalf. The results of the well are currently being evaluated. We are responsible for 95% of the drilling, completion and tie-in costs of the test well and in return we earned a working interest of 40.16% in the test well and the South Block and North Block of lands, as well as a 40.16% working interest in the previously drilled Timber Draw 1-AH well. The previously drilled Timber Draw 1-AH well was the first attempt at producing the fractures of the Newcastle formation through horizontal drilling.

        The Hooligan Draw Prospect is located in the Powder River Basin of eastern Wyoming. The prospect is based upon a complex system of fractures within the Newcastle Formation. The Newcastle Formation is an oil saturated sandstone reservoir void of any producible water.

        The prospect was evaluated based upon a 16 square mile 3D seismic survey, which was conducted and interpreted in 2003. Seismic surveys are used to delineate fractures, and interpret thickness of the sands being tested. Horizontal drilling techniques have been utilized to increase connectivity to the vertical fracture systems with the potential of greatly increased production and reserves for a single well.

Cutbank - Montana

        On August 5, 2004, we entered into a Farm-in Agreement with Golden Hawk Resources Ltd. on a prospect in the Cut Bank sand field area of Montana. Pursuant to the terms of the Farm-in Agreement, we have agreed to re-complete and equip eight to nine wells on the farm-out lands in phase I and phase II of the Farm-in Agreement. We will pay 100% of the costs of re-completing the wells. In return, we will receive a 75% interest in the farm-out lands and 100% of the revenue earned from the development activities up to October 31, 2004. After October 31, 2004 all revenues earned on the lands will be split 75% to us and 25% to Golden Hawk. Upon completion of phase I and phase II of the Farm-in Agreement, we may elect to drill five test wells on the farm-out lands under phase III of the Farm-in Agreement. We will pay 100% of the costs to drill and complete or abandon the wells and we will earn a 75% interest in the test wells. Upon completion of phase III of the Farm-in Agreement, we may elect to sell our working interest in the farm-in lands to Enterra Energy Corp. or farm-out our working interest in the lands to JED or others.

        The Cut Bank Sand Field is located in Northern Montana’s Glacier County. Specifically, the Southeast Cut Bank Sand Unit, or SECBSU, is primarily a conventional light oil producing property with some associated gas production. The Cut Bank Sand Field was discovered in 1932, with a majority of the development occurring in the late 1930’s, and 1940’s. The SECBSU was unitized in 1962, as one of seven units formed for the purposes of implementing a waterflood. The SECBSU waterflood, as much of the southern portion of the Cut Bank Field, was initially conducted with 40 acre spacing for wells. Offsetting units in the field have been and continue to be developed selectively on 20 acre spacing. The SECBSU was one of two units in the field which had been operated by Texaco, and has had an absence of development drilling and a curtailing of secondary operations during the 1970’s, 1980’s, and 1990’s. Texaco stopped development drilling on the SECBSU in the late 1960’s, and water injection ceased in 1984, following ten years of declining results. To date, the only development which has occurred, was in 1996 by K2 Energy Corp. which drilled seven wells on 20 acre spacing. Since that time no further opportunities have been pursued.

Fiddler Creek

        On August 19, 2004, we entered into the Fiddler Creek Farm-in Agreement with several non-affiliated oil and natural gas companies to drill a minimum of one test well to a maximum of two test wells on the farm-in lands. Pursuant to the terms of the farm-in agreement, we have agreed to drill one or two test wells to the Pryor or Grey Bull formations. We will pay 100% of the cost of drilling and completing or abandoning the wells. In return for drilling one well, we will receive an undivided 100% interest in the section of Farm-in lands the well was drilled on which is subject to a 7.5% gross overriding royalty paid to the original landholders the total overriding royalty encumbrances shall not exceed 20% on the farm-in lands, including the 7.5% original landholders overriding royalty.

        If we drill two test wells on the farm-in lands, we will have earned the option to drill an additional fifteen wells on the farm-in lands during a two year period commencing on the date of the rig release of the second earning well. In return for drilling the second earning well, we will receive an undivided 100% interest in the section of farm-in lands the well was drill on which is subject to a 7.5% gross overriding royalty paid to the original landholders. However, the total overriding royalty encumbrances shall not exceed 20% on the farm-in lands, including the 7.5% original landholders overriding royalty. In addition, we will have earned an undivided 100% interest in the balance of the farm-in lands subject to a 2% overriding royalty on the undrilled lands, payable to the original landholders.

        The Fiddler Creek prospect is located in Southern Montana. It is the largest of the four structures within the designated Fiddler Creek Heavy Oil District containing more than half of the collective hydrocarbon accumulation of heavy oil over water, and is capped by gas. The Fiddler Creek oil reserves exist primarily in two formations: the Greybull sands and the Pryor sands. The project area has been tested by a total of 47 vertical wells, and one horizontal well drilled since 1890, resulting in excellent delineation of the project area. The well control is complimented by both surface geology, and five seismic lines, which run across the Fiddler Creek structure. An evaluation of the available geological data and engineering data suggests that the opportunity exists to further explore the Fiddler Creek prospect by utilizing current horizontal well technology.

Employees

        As of August 31, 2004 we had two part-time employees. In order to limit the number of our administrative personnel, in August 2004 we entered into a Field Operating and Technical Support Agreement with JED under which JED provides us with administrative and technical employees, office facilities and equipment at its cost. JED bills us for any employees used by us based on its actual salary and benefits expense for such employees. JED also bills us for office facilities and equipment which we use based on JED’s actual cost of such facilities and equipment. Actual costs will vary significantly depending upon the level of prospect activity.

Competition

        The petroleum industry is highly competitive. We compete with numerous other participants in the exploration of oil and natural gas leases and properties. Competitors include oil and natural gas companies that have greater financial resources, staff and facilities than we have. Our ability to generate revenues will depend on our ability to identify suitable properties for development. We also compete with numerous other companies in the marketing of oil and natural gas. Competitive factors in the distribution and marketing of oil and natural gas include price, methods and reliability of delivery.

Government Regulation

Our operations are subject to government controls and regulations in the United States and Canada.

United States Regulation

        In the United States, legislation affecting the oil and gas industry has been pervasive and is under constant review for amendment or expansion. Pursuant to such legislation, numerous federal, state and local departments and agencies have issued extensive rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for failure to comply. Such laws and regulations have a significant impact on oil and gas drilling, pipelines, gas processing plants and production activities, increase the cost of doing business and, consequently, affect profitability. As new legislation affecting the oil and gas industry is commonplace and existing laws and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws and regulations. We consider the cost of environmental protection a necessary and manageable part of our business. We expect to be able to plan for and comply with new environmental initiatives without materially altering our operating strategies.

      Exploration and Production Our United States operations are subject to various types of regulation at the federal, state and local levels. Such regulation includes:

  requiring permits for the drilling of wells;

  maintaining bonding requirements in order to drill or operate wells;

  implementing spill prevention plans;

  submitting notification and receiving permits relating to the presence, use and release of certain materials incidental to oil and gas operations; regulating the location of wells;

  regulating the method of drilling and casing wells;

  regulating the use, transportation, storage and disposal of fluids and materials used in connection with drilling and production activities;

  regulating surface usage and the restoration of properties upon which wells have been drilled;

  regulating the plugging and abandoning of wells; and

  regulating the transporting of production.

        Our operations are also subject to various land conservation regulations, including the regulation of the size of drilling and spacing units or proration units, the number of wells which may be drilled in a unit, and the unitization or pooling of oil and gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases, which may make it more difficult to develop oil and gas properties. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally limit the venting or flaring of gas, and impose certain requirements regarding the ratable purchase of production. The effect of these regulations is to limit the amounts of oil and gas we can produce from wells and limit the number of wells or the locations at which we can drill.

      Environmental and Occupational Regulations We are subject to various federal, state and local laws and regulations concerning the discharge of incidental materials into the environment, the generation, storage, transportation and disposal of contaminants or otherwise relating to the protection of public health, natural resources, wildlife and the environment, affect exploration, development, processing, and production operations and the costs attendant thereto. These laws and regulations increase overall operating expenses. We maintain levels of insurance customary in the industry to limit financial exposure in the event of a substantial environmental claim resulting from sudden, unanticipated and accidental discharges of oil or other substances. However, 100% coverage is not maintained concerning any environmental claim, and no coverage is maintained with respect to any penalty or fine required to be paid because of violation of any federal, state or local law. We are committed to meeting our responsibilities to protect the environment wherever we operate.

        We are also subject to laws and regulations concerning occupational safety and health. Due to the continued changes in these laws and regulations we are unable to predict our future costs of complying with these laws and regulations. We consider the cost of safety and health compliance a necessary and manageable part of our business. We expect to be able to plan for and comply with any new initiatives without materially altering our operating strategy.

      We contract with JED for assistance with environmental and occupational regulations and utilize their Environmental, Health and Safety Department personnel for this purpose. This department is responsible for instituting and maintaining an environmental and safety compliance program for us. The program includes field inspections of properties and internal assessments of compliance procedures.

Canadian Regulation

      The oil and gas industry in Canada is subject to extensive controls and regulations imposed by various levels of government. It is not expected that any of these controls or regulations will affect any future Canadian operations in a manner materially different than they would affect other oil and gas companies of similar size. The following are the most important areas of control and regulation.

      The North American Free Trade Agreement. The North American Free Trade Agreement, or NAFTA, which became effective on January 1, 1994 carries forward most of the material energy terms contained in the Canada-U.S. Free Trade Agreement. In the context of energy resources, Canada continues to remain free to determine whether exports to the United States or Mexico will be allowed, provided that any export restrictions do not:

  reduce the proportion of energy exported relative to the supply of the energy resource;

  impose an export price higher than the domestic price; or

  disrupt normal channels of supply. All parties to NAFTA are also prohibited from imposing minimum export or import price requirements.

      Exploration and Production. Canadian operations are subject to federal and provincial governmental regulation. Such regulation include requiring licenses for the drilling of wells, regulating the location of wells and the method and ability to produce wells, surface usage and the restoration of land upon which wells have been drilled, the plugging and abandoning of wells and the transportation of production from wells. Canadian operations are also subject to various conservation regulations, including the regulation of the size of spacing units, the number of wells which may be drilled in a unit, the unitization or pooling of oil and gas properties, the rate of production allowable from oil and gas wells, and the ability to produce oil and gas. In Canada, the effect of such regulation is to limit the amounts of oil and gas that can be produced and to limit the number of wells or the locations at which well can be drilled.

      Royalties and Incentives. Each province and the federal government of Canada have legislation and regulations governing land tenure, royalties, production rates and taxes, environmental protection and other matters under their respective jurisdictions. The royalty regime is a significant factor in the profitability of oil and natural gas production. Royalties payable on production from lands other than Provincial or Federal Crown lands are determined by negotiations between the parties. Crown royalties are determined by government regulation and are generally calculated as a percentage of the value of the gross production with the royalty rate dependent in part upon prescribed reference prices, well productivity, geographical location, field discovery date and the type and quality of the petroleum product produced. From time to time, the governments of Canada, Alberta, British Columbia and Saskatchewan have also established incentive programs such as royalty rate reductions, royalty holidays and tax credits for the purpose of encouraging oil and natural gas exploration or enhanced recovery projects. These incentives generally have the effect of increasing the cash flow to the producer.

      Pricing and Marketing. The price of oil and natural gas sold is determined by negotiation between buyers and sellers. An order from the National Energy Board ("NEB") is required for oil exports from Canada. Any oil export to be made pursuant to an export contract of longer than one year, in the case of light crude, and two years, in the case of heavy crude, duration (up to a maximum of 25 years) requires an exporter to obtain an export license from the NEB. The issue of such a license requires the approval of the Government of Canada. Natural gas exported from Canada is also subject to similar regulation by the NEB. Exporters are free to negotiate prices and other terms with purchasers, provided that the export contracts in excess of two years must continue to meet certain criteria prescribed by the NEB. The governments of Alberta and British Columbia also regulate the volume of natural gas which may be removed from those provinces for consumption elsewhere based on such factors as reserve availability, transportation arrangements and market considerations.

        Land Tenure. Crude oil and natural gas located in the western provinces is owned predominantly by the respective provincial governments. Provincial governments grant rights to explore for and produce oil and natural gas pursuant to leases, licences and permits for varying terms from two years and on conditions set forth in provincial legislation including requirements to perform specific work or make payments. Oil and natural gas located in such provinces can also be privately owned and rights to explore for and produce such oil and natural gas are granted by lease on such terms and conditions as may be negotiated.

      Environmental Regulation. The oil and natural gas industry is subject to environmental regulation pursuant to local, provincial and federal legislation. Environmental legislation provides for restrictions and prohibitions on releases or emissions of various substances produced or utilized in association with certain oil and gas industry operations. In addition, legislation requires that well and facility sites be abandoned and reclaimed to the satisfaction of provincial authorities. A breach of such legislation may result in the imposition of fines and penalties. We are committed to meeting our responsibilities to protect the environment wherever we operate.

In Alberta, environmental compliance has been governed by the AEPEA since September 1, 1993. In addition to replacing a variety of older statutes which related to environmental matters, AEPEA also imposes certain new environmental responsibilities on oil and natural gas operators in Alberta and in certain instances also imposes greater penalties for violations.

      Kyoto Protocol. In December 2002 the Government of Canada ratified the Kyoto Protocol. This protocol calls for Canada to reduce its greenhouse gas emissions to 6 percent below 1990 levels during the period between 2008 and 2012. The protocol will only become legally binding when it is ratified by at least 55 countries, covering at least 55 percent of the emissions addressed by the protocol. At this time, it is uncertain if the protocol will in fact be ratified. If the protocol becomes legally binding, it is expected to affect the operation of all industries in Canada, including the oil and gas industry. As details of the implementation of emissions reduction initiatives related to this protocol have yet to be announced, the effect on any future operations in Canada cannot be determined at this time.

      Investment Canada Act. The Investment Canada Act requires Government of Canada approval, in certain cases, of the acquisition of control of a Canadian business by an entity that is not controlled by Canadians. In certain circumstances, the acquisition of natural resource properties may be considered to be a transaction requiring such approval.

Pricing and Marketing—Oil and Natural Gas

         Oil and natural gas are commodities whose prices are determined based on world demand, supply and other factors, all of which are beyond our control. World prices for oil and natural gas have fluctuated widely in recent years. Any material decline in prices could result in a reduction of net production revenue. Certain wells or other projects may become uneconomic as a result of a decline in world oil prices and natural gas prices. We might also elect not to produce from certain wells at lower prices. All of these factors could result in a material decrease in our future net production revenue, causing a reduction in oil and gas exploration activities.

         Bank credit available to us, if any, will be in part determined by our borrowing base of future oil and gas production. A sustained material decline in prices from historical average prices could limit our borrowing base, therefore, reducing any bank credit available to us, and could require that a portion of any future bank debt be repaid.

         We must also successfully market our oil and natural gas to prospective buyers. The marketability and price of oil and natural gas which may be discovered by us will be affected by numerous factors beyond our control. We will be affected by the differential between the price paid by refiners for light quality oil and the grades of oil produced by us. Our ability to market our natural gas may depend upon our ability to acquire space on pipelines which deliver natural gas to commercial markets. We will also likely be affected by the proximity of our reserves to pipelines and processing facilities and operational problems with such pipelines and facilities. We will also be affected by extensive government regulation relating to price, taxes, royalties, land tenure, allowable production, the export of oil and natural gas and many other aspects of the oil and natural gas business. We have no history in the marketing of oil and natural gas.

Facilities

We have no operating personnel and have contracted with JED Oil Inc. for drilling, field operations and related administrative services. Our Chief Executive Officer and Chief Financial Officer both serve on a part time basis and provide the office requirements for the performance of those duties at no charge as a condition of their employment.

Directors, Executive Officers, Promoters and Control Persons

Our directors and executive officers are:

Name	Age	Positions
H. S. (Scobey) Hartley	71	Chief Executive Officer, President and Director
Randall M. Gates	52	Chief Financial Officer
Thomas J. Jacobsen	69	Chairman
Reuben Sandler, Ph.D.	67	Director
Ludwig (Louie) Gierstorfer	57	Director
Joseph W. Skeehan	50	Director

        H.S. (Scobey) Hartley. Mr. Hartley has been our Chief Executive Officer, President and a director since August 2004. His activities as our Chief Executive Officer and President are on a part time basis. He has been a director of Enterra Energy Trust and its predecessors since May 2000 and is currently employed as a consultant by JED. Mr. Hartley was the President of Prism Petroleum Ltd. and a predecessor company from December, 1990 through December 1996. Mr. Hartley has been the Chairman of Prism Petroleum Ltd. since January, 1997. He served as the President of Faster Oilfield Services since June, 1995, and was the President of Cayenne Energy Corp. from 1990 to 1996. Mr. Hartley was the President and a director of Scaffold Connection Corporation from February, 2000 to November, 2001. Mr. Hartley has been a director of Cathedral Energy Services Ltd. since June, 2001. He has a Bachelor of Science degree in Geology from Texas Tech University.

        Randall M. Gates.    Mr. Gates has been our Chief Financial Officer since July 2004. His activities as our Chief Financial Officer are on a part time basis. He has been a director of JED since April 2004. Since 1995 he has served in an advisory capacity for several public and private companies in matters concerning strategic planning, SEC compliance, and mergers and acquisitions. From 1984 to 1995, he served as Chief Financial Officer for public companies in the fields of consumer appliances, biotechnology and merchant banking where he managed several initial and secondary public offerings as well as numerous acquisitions and investments. Mr. Gates was employed from 1976 to 1984 as a Certified Public Accountant with KPMG Peat Marwick in Los Angeles where he last served as Senior Manager.

        Thomas J. Jacobsen. Mr. Jacobsen has been our Chairman since August 2004. He has been the President, Chief Operating Officer and director of JED since September 2003. Mr. Jacobsen joined Westlinks Resources Ltd., a predecessor of Enterra Energy Trust, as a director in February 1999, and was appointed Executive Vice President, Operations in October 1999. In October 2000, he resigned from this position and was appointed Vice Chairman of the Board of Directors. Mr. Jacobsen became Enterra’s Chief Operating Officer in February 2002 and served in that position until November 2003. Mr. Jacobsen has more than 40 years experience in the oil and gas industry in Alberta and Saskatchewan including serving as President, Chief Operating Officer and a director of Empire Petroleum Corporation from June 2001 to April 2002, President and Chief Executive Officer of Niaski Environmental Inc. from November, 1996 to February, 1999, President and Chief Executive Officer of International Pedco Energy Corporation from September 1993 to February 1996, and President of International Colin Energy Corporation from October 1987 to June 1993. Mr. Jacobsen served as a director of Rimron Resources Inc., formerly Niaski Environmental Inc. from February 1, 1997 to April 1, 2003. Niaski's proposal to its creditors under the Bankruptcy and Insolvency Act (Canada) was accepted in April 2000 and Niaski was discharged in May 2001.

        Reuben Sandler, Ph.D. Dr. Sandler has been a director since August 2004. He is the Chairman and CEO of Intelligent Optical Systems, Inc., positions he has held since 1999. He was President and Chief Information Officer for MediVox, Inc., a medical software development company, from 1997 to 1999. He was a director of PASW, Inc. from 1999 to 2000 and a director of Alliance Medical Corporation from 1999 to 2002. From 1989 to 1996, he was an Executive Vice President for Makoff R&D Laboratories, Inc. Dr. Sandler received a Ph.D. from the University of Chicago and is the author of four books on mathematics. He currently serves on the Board of Directors of MediVox, Inc. and Alliance Medical Corporation and is an advisor to the Boards of Directors of Optec Ventures, LLC, Optical Security Sensing, LLC, and Optinetrics, Inc.

         Ludwig (Louie) Gierstorfer.    Mr. Gierstorfer has been a director since August 2004. He has been a director of JED since September 2003. He served as Chief Executive Officer, President and director of Pirate Drilling Inc., a privately held drilling services company, from 1980 to 2000 when its assets were sold to the Ensign Group. During his tenure at Pirate Drilling, he also was Chief Executive Officer, President and director of Pirate Ventures Inc., an associated company of Pirate Drilling Inc., which drilled and operated oil and natural gas properties from 1982 until its assets were sold in early 2003. Prior to founding Pirate Drilling, he held various field positions with Westburne Drilling.

        Joseph W. Skeehan. Mr. Skeehan has been a director since August 2004. He has been the owner of Skeehan & Company, a professional service corporation that engages in accounting, finance and consulting services to small to mid-sized companies and organizations primarily in Southern California since 1980. Skeehan & Company is registered with the SEC Practice Division of the AICPA. He has been a Certified Public Accountant since 1978 and received a Bachelor of Science degree from California Polytechnic State University, San Luis Obispo in 1976.

Board of Directors

        Our Board of Directors is comprised of five directors. Our directors serve one year terms, or until an earlier resignation, death or removal, or their successors are elected. There are no family relationships among any of our directors or officers.

        Directors do not receive compensation for service on the Board other than $250 per meeting attended in person. We reimburse our directors for their out-of-pocket costs, including travel and accommodations, relating to their attendance at any Board meeting. Directors are entitled to participate in our Equity Compensation Plan. In August 2004 we granted the Chairman of the Board 40,000 stock options, the Chairman of the Audit Committee 40,000 stock options, our Chief Executive Officer, President and director 40,000 stock options and other non-employee directors 30,000 stock options each to acquire shares of common stock at $4.00 per share.

Committees of the Board of Directors

Audit committee

        Our Audit Committee consists of Mr. Skeehan, Committee Chairman and designated financial expert, Mr. Gierstorfer and Dr. Sandler. All members of our Audit Committee are independent directors. The Audit Committee reviews in detail and recommends approval by the full Board of our annual and quarterly financial statements, recommends approval of the remuneration of our auditors to the full Board, reviews the scope of the audit procedures and the final audit report with the auditors, and reviews our overall accounting practices and procedures and internal controls with the auditors.

Compensation committee

        Our Compensation Committee consists of Dr. Sandler, Committee Chairman, Mr. Skeehan and Mr. Gierstorfer, all of whom are independent directors. The Compensation Committee recommends approval to the full Board of the compensation of the Chief Executive Officer, the annual compensation budget for all other employees, bonuses, grants of stock options and any changes to our benefit plans.

Corporate Governance Committee

       Our Corporate Governance Committee consists of Dr. Sandler, the Committee Chairman, and Mr. Skeehan, both of whom are independent directors. The Corporate Governance Committee determines the scope and frequency of periodic reports to the Board concerning issues relating to overall financial reporting, disclosure and other communications with all stockholders.

Executive compensation

The following table provides a summary of annual compensation for our executive officers for the period from inception on July 16, 2004 to August 31, 2004 and pro forma compensation representing compensation on an annual basis.

	Annual compensation (1)			Long-term compensation
Name and principal position	Annualized salary	Actual salary	Bonus	Securities underlying options (2)	All other compensation
H.S. (Scobey) Hartley - Chief Executive Officer and President (3)	$ 1	$ 0	-	40,000	-
Randall M. Gates - Chief Financial Officer (3)	$42,000	$3,500	-	40,000	-

(1) With respect to each of the named executive officers, the aggregate amount of perquisites and other personal benefits, securities or property received was the lesser of $50,000 and 10% of the total annual salary and bonus reported for such named executive officer.

(2) All option grants were made pursuant to the equity compensation plan and represent options to purchase shares of our common stock.

(3) Mr. Hartley and Mr. Gates both serve on a part time basis

Stock options granted during the most recently completed financial year

The following table discloses the grants of options to purchase or acquire shares of common stock to our executive officers during the period indicated.

Option grants during the period from inception on July 16, 2004 to August 31, 2004

	Individual grants (1)				Potential realizable value at assumed annual rate of stock price appreciation for option term (2)
		Percentage of total options granted to employees in period from inception on July 16, 2004 to August 31, 2004
	Number of shares of common stock		Exercise price per share	Expiration date	5%	10%
H.S. (Scobey) Hartley	40,000	4.5%	$4.00	August 2009	$17,600	$230,400
Randall M. Gates	40,000	4.5%	$4.00	August 2009	$17,600	$230,400

(1) These stock options were granted under our equity compensation plan. The options are fully vested.

(2) Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts representing hypothetical gains are those that could be achieved if options are exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the Securities and Exchange Commission based on the assumed price of $4.00 per share, and do not represent our estimate or projection of the future stock price.

Option exercises in last fiscal year and fiscal year-end option values

The following table sets forth the number and value of securities underlying options held as of August 31, 2004.

			Number of Shares Underlying Unexercised Options at August 31, 2004		Value of Unexercised In-the-Money Options at Year End (1)
	Number of Shares Acquired	Value realized	Exercisable	Unexercisable	Exercisable	Unexercisable
H.S. (Scobey) Hartley	-	-	-	-	-	-
Randall M. Gates	-	-	-	-	-	-
(1) There was no public trading market for our common stock as of August 31, 2004. Accordingly, these values have been calculated based on an assumed price of $4.00 per share.

Equity compensation plan

        Our Board of Directors and stockholders approved our equity compensation plan in August 2004. We have authorized a total of 10% of the number of shares outstanding for issuance under this plan. For the purposes of this calculation the number of shares outstanding includes convertible securities and warrants. As of the closing of this offering and assuming the redemption of 1,560,000 shares of preferred stock and the conversion of 390,000 shares of preferred stock into 390,000 shares of common stock, a total of 531,750 shares of common stock will be authorized for grant of which 260,000 options have been granted under the plan to officers, directors, employees and consultants. All outstanding options are exercisable at a price per share of $4.00 and are fully vested upon grant.

        Under the equity compensation plan, employees, non-employee members of the Board of Directors, non-employee executive officers and consultants may be awarded stock options to purchase shares of common stock. Options may be incentive stock options designed to satisfy the requirements of Section 422 of the U.S. Internal Revenue Code, or non-statutory stock options which do not meet those requirements. If options expire or are terminated, then the underlying shares will again become available for awards under the equity compensation plan.

        The equity compensation plan is administered by the Compensation Committee of the Board of Directors. This committee has complete discretion to:

  determine who should receive an award;

  determine the type, number, vesting requirements and other features and conditions of an award;

  interpret the equity compensation plan; and

  make all other decisions relating to the operation of the equity compensation plan.

        The exercise price for non-statutory and incentive stock options granted under the Equity Compensation Plan may not be less than 100% of the fair market value of the common stock on the option grant date. The compensation committee may also accept the cancellation of outstanding options in return for a grant of new options for the same or a different number of shares at the same or a different exercise price.

        If there is a change in our control, an unvested award will immediately become fully exercisable as to all shares subject to an award. A change in control includes:

  a merger or consolidation after which our then current stockholders own less than 50% of the surviving corporation;

  a sale of all or substantially all of our assets; or

  an acquisition of 50% or more of our outstanding stock by a person other than a corporation owned by our stockholders in substantially the same proportions as their stock ownership in us.

        In the event of a merger or other reorganization, outstanding stock options will be subject to the agreement of merger or reorganization, which may provide for:

  the assumption of outstanding awards by the surviving corporation or its parent;

  their continuation by us if we are the surviving corporation;
  accelerated vesting; or
  settlement in cash followed by cancellation of outstanding awards.

The Board of Directors may amend or terminate the Equity Compensation Plan at any time. Amendments are subject to stockholder approval to the extent required by applicable laws and regulations. The Equity Compensation Plan will continue in effect unless otherwise terminated by the Board of Directors.

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and subscription rights	Weighted-average exercise price of outstanding options, warrants and subscription rights	Number of securities remaining available for future issuance under equity compensation plans (1)
Equity Compensation Plan	260,000	$4.00	155,000
(1) The number of securities available for future issuance under our equity compensation plan will increase to 271,750 shares upon the completion of this offering.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth information regarding beneficial ownership of our common stock as of October 31, 2004, by:

  each of our executive officers and directors;

  all executive officers and directors as a group; and

  each person who is known by us to beneficially own more than 5% of our outstanding common stock.

        Shares of common stock not outstanding but deemed beneficially owned because an individual has the right to acquire the shares of common stock within 60 days, including shares issuable upon conversion of the Series A preferred stock, are treated as outstanding when determining the amount and percentage of common stock owned by that individual and by all directors and executive officers as a group. The address of each executive officer and director is 180 South Lake Avenue, 7th Floor, Pasadena, California 91101. The address of other beneficial owners is set forth below.

	Shares beneficially owned prior to this offering		Percentage of shares outstanding
			Prior to this offering	After this offering (3)
Name of beneficial owner
Executive officers and directors:
H. S. (Scobey) Hartley	40,000	(1)	1.8%	1.6%
Randall M. Gates	52,500	(1)	2.4%	1.7%
Thomas J. Jacobsen	52,500	(1)	2.4%	1.7%
Reuben Sandler, Ph.D.	55,000	(2)	2.5%	1.4%
Ludwig (Louie) Gierstorfer	30,000	(2)	1.4%	1.2%
Joseph W. Skeehan	40,000	(1)	1.8%	1.6%
All executive officers and directors as a group (6 persons)	270,000		12.3%	9.1%

Stockholders owning 5% or more:
Frank Mason 204 Lake Mead Cres S.E. Calgary, Alberta, Canada T2J 3Z9	250,000		11.4%	2.0%
Heller 2002 Trust 1700 Coronet Drive Reno, Nevada 89509	225,000		10.2%	1.8%
2004 Kuhne Family Trust 79935 Double Eagle La Quinta, California 92253	225,000		10.2%	1.8%
* less than 1%

(1) Includes 40,000 shares of common stock underlying options.

(2) Includes 30,000 shares of common stock underlying options.

(3) The percentage of shares owned after this offering assumes the redemption of 1,560,000 shares of preferred stock, or 80% of all individual preferred stock holdings, and the conversion of the 390,000 unredeemed shares of preferred stock into 390,000 shares of common stock.

Certain Relationships and Related Transactions

 This section describes the transactions we have engaged in with persons who were our directors or officers at the time of the transaction, and persons known by us to be the beneficial owners of 5% or more of our common stock since our inception on July 16, 2004.

Affiliated Companies

        JED is considered an affiliate of ours because of its 11% ownership interest in us and because two of our directors and one of our executive officers are directors of JED.

  Tom Jacobsen is President, Chief Operating Officer and a director of JED and Chairman of JMG;

  H. S. (Scobey) Hartley is Chief Executive Officer, President and a director of JMG and a consultant to JED;

  Randall Gates is Chief Financial Officer of JMG and a director of JED; and

  Ludwig (Louie) Gierstorfer is a director of JED and JMG.

JED Oil Inc.

        Under a Technical Services Agreement we entered into on September 1, 2004, JED provides us with certain administrative and technical employees, office facilities and equipment at its cost. JED bills us for any employees used by us based on its actual salary and benefits expense for such employees. JED also bills us for office facilities and equipment which we use based on JED’s actual cost of such facilities and equipment. We believe our contracting out such services is beneficial to us in that we have experienced personnel available at a time when our operations could not sustain the necessary personnel on a full-time basis.

Conflicts of Interest Policies

         All future transactions between us and any of our officers, directors, or 5% stockholders will be on terms no less favorable than could be obtained from independent third parties and will be approved by a majority of independent, disinterested directors. We believe that by following these procedures, we will be able to mitigate the possible effects of these conflicts of interest.

        Other than as described in this section, there are no material relationships between us and any of our directors, executive officers or known holders of more than 5% of our common stock.

Description of Securities

        The following is a description of our capital stock and certain provisions of our articles of incorporation, bylaws as well as certain provisions of applicable law.

General

        We are authorized to issue 35,000,000 shares of capital stock, $0.001 par value per share. We designated 25,000,000 shares of common stock and reserved 10,000,000 shares of preferred stock. In August 2004 we designated and issued 1,950,000 shares of Series A preferred stock in a private placement. The following is a summary of the rights associated with our common stock and preferred stock.

Common stock

        As of August 31, 2004, we had 250,000 shares of common stock outstanding. In addition we have:

  1,950,000 shares of common stock reserved and subject to issuance upon conversion of preferred stock;

  1,950,000 shares of common stock reserved for issuance pursuant to warrants subject to issuance upon conversion of preferred stock;

  1,900,000 shares of common stock reserved for issuance pursuant to outstanding subscription rights registered hereby;

  1,900,000 shares of common stock reserved for issuance pursuant to warrants issuable under outstanding subscription rights;

  260,000 shares of common stock reserved and subject to issuance upon exercise of outstanding stock options; and

  487,500 shares of common stock reserved and subject to issuance upon exercise of outstanding warrants.

        Our articles do not provide for cumulative voting and the holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. A merger, conversion, exchange or consolidation of us with or into any other person or sale or transfer of all or any part of our assets (which does not in fact result in our liquidation and distribution of assets) will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of our affairs. The holders of common stock have no preemptive or conversion rights or other rights.

        All outstanding shares of common stock and all shares when issued by us will be fully paid and nonassessable. Our board is authorized to issue additional shares of common stock within the limits authorized by our articles of incorporation without stockholder approval.

Preferred stock

        The board of directors has the authority, without action by the stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock.

        The preferred stock carries such relative rights, preferences and designations as may be determined by our board in its sole discretion upon the issuance of any shares of preferred stock. The shares of preferred stock could be issued from time to time by our board in its sole discretion without further approval or authorization by our stockholders, in one or more series, each of which could have any particular distinctive designations, relative rights and preferences as determined by our board. The relative rights and preferences that may be determined by our board in its discretion from time to time include but are not limited to the following:

  the rate of dividend and whether the dividends are to be cumulative and the priority, if any, of dividend payments relative to other series in the class;

  whether the shares of any such series may be redeemed, and if so, the redemption price and the terms and conditions of redemption;

  the amount payable with respect to such series in the event of voluntary or involuntary liquidation and the priority, if any, of each series relative to other series in the class with respect to amounts payable upon liquidation and sinking fund provisions, if any, for the redemption or purchase of the shares of that series; and

  the terms and conditions, if any, on which the shares of a series may be converted into or exchanged for shares of any class, whether common or preferred, or into shares of any series of the same class, and if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms.

        The existence of authorized but unissued shares of preferred stock could have anti-takeover effects because we could issue preferred stock with special dividend or voting rights that could discourage potential bidders. We may issue shares of preferred stock that have dividend, voting and other rights superior to those of our common stock, or that convert into shares of common stock, without the approval of the holders of common stock. This could result in the dilution of the voting rights, ownership and liquidation value of current stockholders.

Series A 10% preferred stock. As of August 31, 2004, there were 1,950,000 shares of Series A preferred stock outstanding.

        The Series A preferred stock possesses the attributes listed below:

  10% cumulative dividend payable quarterly in cash;

  Convertible into an equal number of units consisting of one common share and one common stock purchase warrant at $4.25 per share. 20% of an investor’s shares are convertible upon the conclusion of the subscription rights exercise period and the 80% balance convertible commencing the 11th day following the conclusion of the subscription rights exercise period. The dividend rate is reduced to 2% for any preferred shares not converted within 41 days following the conclusion of the subscription rights exercise period;

  Up to 80% of preferred shares per investor are redeemable by us at the investor’s cost at any time until the last day of the subscription rights exercise period;

  Entitled as a class to elect three of five directors;

  Other voting rights on a one-to-one basis equal to common shares; and

  Approval rights on certain corporate actions.

        We expect that our holders of preferred stock will convert their preferred stock to common stock during the conversion period, subject to our right to redeem up to 80% of their shares from the proceeds of this subscription rights offering prior to their conversion.

Nevada control share laws

        We may become subject to Nevada’s laws that govern the "acquisition" of a "controlling interest" of "issuing corporations." These laws will apply to us if we have 200 or more stockholders of record, at least 100 of whom have addresses in Nevada, unless our articles or bylaws in effect on the 10th day after the acquisition of a controlling interest provide otherwise. These laws provide generally that any person that acquires a "controlling interest" acquires voting rights in the control shares, as defined, only as conferred by the stockholders of the corporation at a special or annual meeting. In the event control shares are accorded full voting rights and the acquiring person has acquired at least a majority of all of the voting power, any stockholder of record who has not voted in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of its shares.

        A person acquires a "controlling interest" whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become "control shares."

Indemnification of directors and officers

        Our articles of incorporation and bylaws provide that we will indemnify our directors and officers to the maximum extent permitted by Nevada law, including in circumstances in which indemnification is otherwise discretionary under Nevada law. These indemnification provisions may be sufficiently broad to permit indemnification of our directors, officers and controlling persons for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in our articles of incorporation, bylaws, Nevada law or contractual arrangements against liabilities arising under the Securities Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer agent and registrar

        The transfer agent and registrar for our rights, common stock and warrants is Corporate Stock Transfer, Inc., Denver, Colorado.

 Shares eligible for future sale

        Prior to this offering, there has been no public market for any of our securities. Future sales of substantial amounts of subscription rights, common stock and warrants in the public market, or the perception that such sales may occur, could adversely affect the market prices of our subscription rights, common stock and warrants.

        Upon the completion of this offering and assuming:

  all subscription rights are exercised,

  that 1,560,000 shares of our convertible preferred stock are redeemed, and that the 390,000 remaining shares of preferred stock are converted into an equal number of shares of common stock,

we will have 2,540,000 shares of common stock outstanding. We will also have 2,777,500 shares of registered common stock reserved for issuance upon exercise of warrants. A total of 1,900,000 warrants are exercisable at any time at $4.25 per share and expire one year from the effective date of this prospectus. A total of 487,500 warrants are exercisable at any time at $6.00 per share and expire two years from the effective date of this registration statement or December 31, 2006, which ever is earlier.

        Shares of our common stock sold in this offering and shares of common stock issuable pursuant to warrants will be freely tradable without restriction or further registration under the Securities Act, except for any such shares which may be held or acquired by our "affiliates," as that term is defined in Rule 144 promulgated under the Securities Act. Shares acquired by our affiliates in this offering will be subject to the volume limitations, but not the holding period, and certain other restrictions of Rule 144 described below. See "Rule 144" below.

Sales of Restricted Shares

        A total of 250,000 shares of our common stock owned by JED are "restricted securities," as that phrase is defined in Rule 144 under the Securities Act. These shares may not be resold until August 2005 in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including among others, the exemptions provided by Rules 144 or 144(k) under the Securities Act, which rules are summarized below. Under the provisions of Rules 144 these shares will be available for sale to the public in August 2005, subject to Rules 144 and 144(k).

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including persons who may be deemed to be our "affiliates," would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  1.0% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; or

  the average weekly trading volume of our common stock during the four calendar weeks before a notice of the sale on Form 144 is filed.

         Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of certain public information about us.

Stock Options

        We intend to file a registration statement on Form S-8 under the Securities Act to register shares of common stock issuable under our stock option plan. At August 31, 2004 there were 260,000 stock options outstanding under the plan to purchase an equal number of shares of common stock. All outstanding options are exercisable at $4.00 per share and are fully vested when issued.

        This registration statement is expected to be filed not sooner than 90 days following the effective date of the registration statement of which this prospectus is a part and will be effective upon filing. Shares issued upon the exercise of stock options after the effective date of the Form S-8 registration statement will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates.

The Subscription Rights Offering

General

         As soon as practicable after the date of this prospectus, each holder of JED common stock on the ______, 2004 record date will receive, at no charge, one transferable subscription right for every five shares of JED common stock owned by such holder as of such date. The subscription rights will be evidenced by Subscription Rights Certificates.

        Each right entitles the holder to a subscription privilege. Under the subscription privilege, each whole right entitles the holder to purchase one unit at $4.00 per unit consisting of one share of our common stock and one common stock purchase warrant to purchase our common stock for $4.25 per share for a period of one year from the date of this prospectus.

 Reasons for the subscription rights offering

         This subscription rights offering allows JED shareholders the opportunity to invest in us under substantially the same terms as our preferred shareholders. If all subscription rights are exercised we will redeem 80% of our preferred stock for $6,240,000 and we will use the balance of the proceeds of $1,560,000, before expenses, for working capital and general corporate purposes. Should fewer subscription rights be exercised, we will use all available proceeds to redeem preferred stock.

Determination of subscription price

         The subscription price required to exercise a subscription right is $4.00 and is identical to terms negotiated in our preferred stock private placement for the same unit of securities. In August 2004, we sold 1,950,000 units consisting of one share of Series A preferred stock and one quarter (1/4) common stock purchase warrant for $4.00 per unit in a private placement. The Series A preferred stock is convertible into the same unit subject to the subscription rights being offered in this prospectus and at the same price.

Expiration time

         The subscription rights offering will commence upon the approval of our listing application by the Nasdaq Over-the–Counter Electronic Bulletin Board and will expire at 5:00 p.m. Pacific Time, 30 days thereafter, unless the subscription rights offering is extended. If you do not exercise your subscription rights before the expiration time, your subscription rights will expire. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives any of the required documents relating to your exercise of subscription privileges after the expiration time, regardless of when you transmitted the documents.

         We may extend the expiration time for any reason, and you will not be able to revoke your exercise of subscriptions.

Exercising your subscription rights

         You may exercise your subscription rights by delivering the following to the subscription agent before the expiration time:

  your properly completed and executed Subscription Rights Certificate evidencing the exercised subscription rights with any required signature guarantees or other supplemental documentation; and

  your payment in full of the subscription price for each unit subscribed for pursuant to the subscription privilege.

Payment of subscription price

         Your cash payment of the subscription price for subscription rights must be made in U.S. funds by either personal check or certified check drawn on a U.S. or Canadian bank, or postal, telegraphic or express money order payable to Corporate Stock Transfer, Inc. Your cash payment of the subscription price for subscription rights will be deemed to have been received by the subscription agent only when the subscription agent receives your personal check or certified check or postal, telegraphic or express money order.

         Stockholders holding shares through a nominee, broker or dealer should make their payments according to the method selected with their nominee, broker or dealer.

         The subscription agent will hold your payment of the subscription price in a segregated account until we issue to you your shares of common stock and warrants or return your overpayment, if any. We will retain any interest earned on any cash funds held by the subscription agent in connection with the subscription rights offering prior to the consummation of the subscription rights offering or the return of such funds, if required, pursuant to this prospectus. No securities will be issued until the subscription period ends.

Calculation of subscription rights exercised

         If you do not indicate the number of units being purchased for subscription rights you receive, or do not forward full payment of the aggregate subscription price for the number of units that you indicate are being purchased, then you will be deemed to have exercised the subscription privilege with respect to the maximum number of units that may be purchased for the aggregate subscription price payment received by the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for your subscription, the subscription agent will return to you by mail, or as otherwise instructed by us, the excess amount without interest or deduction as soon as practicable.

Instructions for completing the subscription rights certificates

         You should read and follow the instructions accompanying the Subscription Rights Certificate carefully. If you want to exercise your subscription rights, you must send your completed Subscription Rights Certificate, any necessary accompanying documents and payment of the subscription price to the subscription agent.

         You bear all risk for the method of delivery of the Subscription Rights Certificate, any necessary accompanying documents and payment of the subscription price to the subscription agent. If you send the Subscription Rights Certificate and other items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery and clearance of cash payment prior to the expiration time.

Signature guarantee may be required

        If your Subscription Rights Certificate is registered in your name or you are an eligible institution, your signature on the Subscription Rights Certificate will not require a guarantee. If your Subscription Rights Certificate is not registered in your name or you are not an eligible institution, your signature on the Subscription Rights Certificate must be guaranteed by an eligible institution such as a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent.

Delivery of subscription materials and payment

         You should deliver your Subscription Rights Certificate and payment for units subscribed for, as well as any other required documentation to the subscription agent, Corporate Stock Transfer, Inc. as follows:

JMG Exploration, Inc. c/o Corporate Stock Transfer, Inc. Attention: Carylyn Bell, President 3200 Cherry Creek South Drive, Suite 240 Denver, Colorado 80209

Notice to nominees

         If you are a broker, a dealer, a trustee or a depositary for securities who holds shares of JED common stock for the account of others as a nominee holder, you should notify the respective beneficial owners of those shares of the issuance of the subscription rights as soon as possible to find out the beneficial owners' intentions. You should obtain instructions from the beneficial owner with respect to the subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate Subscription Rights Certificates and submit them to the subscription agent with the proper payment. A nominee holder that holds shares of common stock for the account(s) of more than one beneficial owner may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled if they had been direct record holders of common stock on the record date, so long as the nominee submits the appropriate Subscription Rights Certificates and certifications and proper payment to the subscription agent.

         If you hold shares of common stock as a nominee holder for beneficial owners whose address is outside the United States and Canada, see "Non-Canadian foreign stockholders".

Beneficial owners

         If you are a beneficial owner of shares of JED common stock or subscription rights that you hold through a nominee holder, your broker, dealer or other nominee will notify you of this subscription rights offering as set forth above under "Notice to Nominees". If you wish to exercise your subscription rights, you will need to have your broker, dealer or other nominee act for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, dealer or other nominee the form entitled "Beneficial Owners Election Form". You should receive this form from your broker, dealer or other nominee with the other subscription materials.

        If you live outside the United States and Canada, see "Non-Canadian foreign stockholders".

Determinations regarding the exercise of subscription rights

         We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of subscription rights. Our decisions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within whatever time we determine. We may reject the exercise of any of your subscription rights because of any defect or irregularity. Your subscription will not be deemed to have been received or accepted until all irregularities have been waived by us or cured by you within the time we decide, in our sole discretion.

         We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the subscription rights offering or in proper form. Neither we, nor the subscription agent, will have any duty to notify you of a defect or irregularity in your exercise of the subscription rights. We will not be liable for failing to give you that notice. We will also not accept your exercise of subscription rights if our issuance of shares of common stock and warrants pursuant to your exercise could be deemed unlawful or materially burdensome. See "Regulatory limitation" and "Compliance with regulations pertaining to the subscription rights offering" below.

No revocation of exercised subscription rights

         Once you have exercised your subscription privilege you may not revoke your exercise, even if we extend the expiration time.

Subscription agent

         We have appointed Corporate Stock Transfer, Inc. as subscription agent for the subscription rights offering. We will pay its fees and expenses related to the subscription rights offering and have agreed to indemnify it from liabilities it may incur in connection with the subscription rights offering.

No recommendations to stockholders

         Neither we nor our Board of Directors has made any recommendation as to whether you should exercise your subscription rights. You should decide whether to subscribe for units of our common stock and warrants, sell your right to subscribe to the units or simply take no action with respect to your subscription rights, based upon your own assessment of your best interests.

Termination

         The subscription rights offering may not be terminated once the exercise period commences.

Non-Canadian foreign stockholders

        Other than to Canadian shareholders, Subscription Rights Certificates will not be mailed to stockholders whose addresses are outside the United States because their exercise of subscription rights may be prohibited by the laws of the country in which they live. Instead, we will have the subscription agent hold the Subscription Rights Certificates for those holders' accounts. To exercise their subscription rights, non-Canadian foreign holders must notify the subscription agent before 11:00 a.m., on                        , 2004, five business days prior to the expiration time and must establish to our satisfaction that such exercise is permitted under applicable law. If a non-Canadian foreign holder does not establish to our satisfaction that such exercise is permitted under applicable law, and notify, and provide acceptable instructions to the subscription agent, we will not accept such subscription. If you live outside of the United States and Canada, you should consult with your legal advisor about the particular laws of the country in which you live.

         If you hold shares of JED common stock through a broker, a dealer, a trustee or a depository within the United States as a nominee holder and you are outside the United States, neither you nor your nominee may attempt to exercise any subscription rights unless you have provided evidence satisfactory to us, such as a legal opinion from local counsel, that it is not unlawful for you to receive and exercise subscription rights without any requirement being imposed on us to be registered or licensed.

Regulatory limitation

         We will not be required to issue to you shares of our common stock and warrants pursuant to the subscription rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the expiration time, you have not obtained such clearance or approval.

Issuance of common stock

         Unless JED earlier terminates the subscription rights offering, the subscription agent will issue the shares of our common stock and warrants purchased in the subscription rights offering as soon as practicable. Each subscribing holder's new shares and warrants will be issued in the same form, certificated or book-entry, as the JED common stock held by that holder.

         Your payment of the aggregate subscription price for the units will be retained by the subscription agent and will not be delivered to us, unless and until your subscription is accepted and you are issued your shares of common stock and warrants. We will not pay you any interest on funds paid to the subscription agent, regardless of whether the funds are applied to the subscription price or returned to you. You will have no subscription rights as a stockholder of our company with respect to the subscribed for shares of our common stock until the certificates representing such shares are issued to you or the shares are deposited in the book-entry account held on your behalf. Upon our issuance of the certificates or the deposit of the shares in the applicable book-entry account, you will be deemed the owner of the shares you purchased by exercise of your subscription rights. Unless otherwise instructed in the Subscription Rights Certificates, the shares issued to you pursuant to your subscription will be registered in your name or the name of your nominee, if applicable. We will not issue certificates for the units. Once the subscription rights offering period terminates we will issue the common stock and warrants underlying the exercised subscription rights.

Shares of common stock outstanding

         We have 250,000 shares of common stock issued and outstanding at the date of this prospectus. JED will distribute subscription rights to purchase an aggregate of 1,900,000 units of common shares and warrants. Assuming that all subscription rights are exercised we will have 2,540,000 shares of common stock issued and outstanding at the expiration of exercise period, excluding shares issuable upon the exercise of stock options and warrants. This number of shares outstanding assumes that we have redeemed 80% of our outstanding convertible preferred stock and that the balance of 390,000 shares is converted into an equal number of common shares.

Compliance with regulations pertaining to the subscription rights offering

         We are not making the subscription rights offering in any state or other jurisdiction in which it is unlawful to do so. We will not sell or accept an offer to purchase units of our common stock and warrants from you if you are a resident of any state or other jurisdiction in which the sale or offer of the subscription rights would be unlawful. We may delay the commencement of the subscription rights offering in certain states or other jurisdictions in order to comply with the laws of those states or other jurisdictions. However, we may decide, in our sole discretion, not to modify the terms of the subscription rights offering as may be requested by certain states or other jurisdictions. If that happens and you are a resident of the state or jurisdiction that requests the modification, you will not be eligible to participate in the subscription rights offering. We do not expect that there will be any changes in the terms of the subscription rights offering.

Material Income Tax Considerations

         The following general discussion summarizes the material U.S. Federal income tax consequences to JED stockholders relating to this subscription rights offering. This discussion is a summary and is based upon the tax law, regulations and interpretations in effect on the date of this prospectus. Each JED stockholder should be aware that tax law, regulations and interpretations are subject to change and that any change could be applied retroactively. This summary does not discuss all aspects of income taxation that may be relevant to particular stockholders in light of their personal investment circumstances or to certain types of stockholders subject to special treatment under the income tax laws (for example, global banks, insurance companies, tax-exempt entities and foreign taxpayers). This discussion is limited to those JED stockholders who have held their common stock as a capital asset.

This summary also does not discuss any aspects of state, local or foreign tax laws laws.

         We will not obtain an opinion from legal counsel concerning the tax consequences of the subscription rights offering. We will not seek a ruling from the tax authorities with respect to the subscription rights offering. The U.S. tax authorities could take positions concerning the tax consequences of the subscription rights offering that are different from those described in this discussion, and, if litigated, a court could sustain any such positions.

         JED SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS REGARDING THE SPECIFIC TAX CONSEQUENCES ASSOCIATED WITH THE SUBSCRIPTION RIGHTS OFFERING, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AS WELL AS CHANGES IN APPLICABLE TAX LAWS.

U.S. taxation

Basis and holding period of subscription rights

        If the fair market value of the subscription rights distributed to a U.S. holder are less than 15% of the fair market value of such U.S. holder's shares of JED common stock with respect to which such subscription rights were distributed, such U.S. holder's basis in the subscription rights distributed generally will be zero. A U.S. holder may elect, however, to allocate its basis in JED common stock between such common stock and the subscription rights received in proportion to the fair market value of such common stock and such subscription rights. This election may be made pursuant to Section 307 of the Code and the Treasury Regulations thereunder and will be irrevocable once made.

        If the fair market value of the subscription rights distributed to a U.S. holder is 15% or more of the fair market value of such U.S. holder's shares of JED common stock with respect to which such subscription rights were distributed, such U.S. holder will be required to allocate its basis between such common stock and such subscription rights in proportion to their relative fair market values.

        In either case, a U.S. holder's holding period for the subscription rights distributed to such U.S. holder will include the holding period of such U.S. holder's shares of JED common stock with respect to which such subscription rights were distributed.

Exercise or sale of subscription rights; Basis and holding period of acquired shares and warrants; Sale, exchange or other disposition of acquired shares and warrants

        A U.S. holder will not recognize gain or loss upon the exercise of the subscription rights. A U.S. holder's basis in our common stock and warrants acquired through exercise of the subscription rights generally will equal the sum of (i) the subscription price paid by such U.S. holder to acquire such common stock and warrants and (ii) such U.S. holder's basis in the subscription rights exercised. A U.S. holder's holding period in shares of our common stock and warrants acquired will begin on the day such U.S. holder exercises the subscription rights.

        Upon the sale, exchange or other disposition of our subscription rights or our common stock and warrants acquired upon the exercise of subscription rights, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized and such U.S. holder's basis in such securities. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if a U.S. holder's holding period exceeds one year at the time of the sale, exchange or other disposition. Long-term capital gains of certain non-corporate taxpayers generally are taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Expiration of Subscription Rights

        If a U.S. holder receives subscription rights pursuant to the subscription rights offering and allows the subscription rights to expire unexercised, then such U.S. holder will not be permitted to recognize a taxable loss. In addition, such U.S. holder's basis in its shares of JED common stock will not be affected by this subscription rights offering and a decision to allow subscription rights to expire.

Termination of Subscription Rights Offering

        If a U.S. holder receives subscription rights pursuant to the subscription rights offering and retains such subscription rights, then, if the subscription rights offering is subsequently terminated: (i) such U.S. holder will not recognize income, gain or loss as a result of the distribution, ownership or termination of the subscription rights; and (ii) such U.S. holder's basis in its shares of JED common stock with respect to which the subscription rights were distributed will not be affected by the subscription rights offering.

Backup Withholding

        A U.S. holder that sells, exchanges or otherwise disposes of shares of our common stock acquired upon the exercise of subscription rights may be subject to backup withholding on the proceeds received at a rate of 28%, unless such U.S. holder:

  is a corporation or other exempt recipient and, when required, establishes this exemption; or

  provides a correct taxpayer identification number, certifies that it is not currently subject to backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

        Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will generally be creditable against the United States federal income tax liability of a U.S. holder if appropriate information is provided to the IRS. If a U.S. holder does not provide the appropriate party with the correct taxpayer identification number or any other proper document or certification required by the IRS (generally a Form W-9 in the case of a U.S. holder), such U.S. holder may be subject to penalties imposed by the IRS.

Plan of Distribution

        The subscription rights offering will commence upon the approval of our listing application by the Nasdaq Over-the–Counter Electronic Bulletin Board and will expire at 5:00 p.m. Pacific Time 30 days thereafter. JED is making this subscription rights offering directly to holders of its common stock held at the close of business on the record date, which is ______, 2004. The subscription rights are transferable commencing on the date of this prospectus.

        We will pay Corporate Stock Transfer, Inc., the subscription agent with respect to the subscription rights, a fee of approximately $___ for their services in connection with this subscription rights offering (which includes the subscription agent's fees associated with the exercise of subscription rights). We have also agreed to reimburse the subscription agent its reasonable expenses and indemnify them from liabilities they may incur in connection with the subscription rights offering.

        We estimate that our total expenses in connection with the subscription rights offering, including registration, legal and accounting fees will be approximately $250,000.

        We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of subscription rights. Except as described in this section, we are not paying any other commissions, fees or discounts in connection with the subscription rights offering. Some of our employees may solicit responses from you as a holder of subscription rights, but we will not pay our employees any commissions or compensation for such services other than their normal employment compensation.

        Payment for the units issuable upon exercise of the subscription rights will be considered received when the subscription has been accepted by us.

Determination of Subscription Price

        In August 2004, we sold 1,950,000 units consisting of one share of Series A preferred stock and one quarter (1/4) common stock purchase warrant for $4.00 per unit in a private placement. The Series A preferred stock is convertible into the same unit that is being offered in the subscription rights being offered in this prospectus. Accordingly, we priced the subscription rights unit at $4.00 per unit, the same price as we offered for private placement units.

        Prior to this offering, there has been no public market for our common stock and warrants. Consequently, the initial offering price for our unit of common stock and warrants was determined by negotiations between us and the participants in the private placement. Among the factors considered in these negotiations were the following:

  estimates of our business potential;

  an assessment of our management;

  prevailing market conditions; and

  the prices of similar securities of generally comparable companies.

        We cannot assure you that an active or orderly trading market will develop for our subscription rights units, or that our subscription rights units and component common stock and warrants will trade in the public markets subsequent to the offering at or above the initial unit price.

Legal Matters

        The validity of the securities offered hereby will be passed on for JMG Exploration, Inc. by Resch Polster Alpert & Berger LLP, Los Angeles, California. Members of Resch Polster Alpert & Berger LLP own 40,000 shares of Series A preferred stock. Certain legal matters in connection with this offering will be passed upon for us by the Law Office of Gary A. Agron, Englewood, Colorado.

Experts

        Ernst & Young LLP, Chartered Accountants, of Calgary, Alberta are our auditors and have audited our financial statements for the period from inception on July 16, 2004 to August 31, 2004, as set forth in their report, which is included in this prospectus. These financial statements are included in this prospectus in reliance on their report, given on their authority as experts in accounting and auditing.

Where You Can Find More Information

        We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 (File Number 333- ) under the Securities Act of 1933 regarding the units offered hereby. This prospectus does not contain all of the information found in the registration statement, portions of which are omitted as permitted under the rules and regulations of the Securities and Exchange Commission. For further information regarding us and the securities offered by this prospectus, please refer to the registration statement, including its exhibits and schedules. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the terms of those documents. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

        The SEC maintains a web site on the Internet at www.sec.gov. Our registration statement and other information that we file with the SEC is available at the SEC’s web site.

       We intend to furnish our shareholders annual reports containing our audited financial statements and furnish or make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each of our fiscal years.

        If you are a stockholder, you may request a copy of these filings at no cost by contacting us at:

JMG Exploration, Inc.
180 South Lake Avenue, 7th Floor
Pasadena, California 91101
(310) 589-6126
(775) 255-2938 (fax)

Financial Statements

JMG Exploration, Inc. (a development stage enterprise)

August 31, 2004

(In United States Dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors of
JMG Exploration, Inc.

We have audited the accompanying balance sheet of JMG Exploration, Inc. (a development stage enterprise) as of August 31, 2004 and the related statements of operations, changes in stockholders’ equity and cash flows for the period from the date of incorporation on July 16, 2004 to August 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at August 31, 2004 and the results of its operations and its cash flows for the period from the date of incorporation on July 16, 2004 to August 31, 2004 in conformity with United States generally accepted accounting principles.

Ernst & Young LLP
Chartered Accountants
Calgary, Canada
September 22, 2004 (except for note 10
which is as of October 29, 2004)

JMG Exploration, Inc.
A Development Stage Enterprise

BALANCE SHEET
(In United States Dollars)

As of August 31,

2004
$
ASSETS
Current
Cash and cash equivalents	7,404,445
Accounts receivable	318
Share subscriptions receivable [note 5]	76,000
Prepaid expenses [note 6]	66,868
7,547,631
Advances to related party [note 6]	239,000
Property and equipment [notes 3 and 6] – unproved properties not subject to depletion	1,131,252
8,917,883
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current
Accounts payable and accrued liabilities [note 6]
144,797

Stockholders’ equity
Share capital [note 5]
Common stock – $.001 par value; 25,000,000 shares authorized; 250,000 shares issued and outstanding at August 31, 2004
250
Convertible, redeemable preferred stock – $.001 par value; 10,000,000 shares authorized; 1,950,000 shares issued and outstanding at August 31, 2004
1,950
Additional paid-in capital
8,786,072
Share purchase warrants [note 5]
8,828
Deficit accumulated during the development stage	(24,014)
8,773,086
8,917,883

The accompanying notes are an integral part of these financial statements.

JMG Exploration, Inc.
A Development Stage Enterprise

STATEMENT OF OPERATIONS
(In United States Dollars)

For the period from the date of incorporation on July 16, 2004 to August 31, 2004
$
Revenue
Interest	2,486
2,486
Expenses
General and administrative [note 6]
26,500
26,500
Net loss for the period [note 4]	(24,014)
Net loss for the period per share, basic and diluted [note 8]	(0.34)

The accompanying notes are an integral part of these financial statements.

JMG Exploration, Inc.
A Development Stage Enterprise

STATEMENT OF CASH FLOWS
(In United States Dollars)

For the period from the date of incorporation on July 16, 2004 to August 31, 2004
$
OPERATIONS
Net loss for the period	(24,014)
Adjustments to reconcile net loss to cash flows from operating activities:
Increase in accounts receivable	(318)
Increase in prepaid expenses	(66,868)
Increase in accounts payable and accrued liabilities	23,000
Cash used in operations	(68,200)

FINANCING
Issue of common shares	1,000,000
Issue of preferred shares, net of related costs	7,788,272
Issue of share purchase warrants	8,828
Share subscriptions receivable	(76,000)
Cash provided by financing activities	8,721,100

INVESTING
Additions to property and equipment	(1,009,455)
Advances to related party	239,000
Cash used for investing activities	(1,248,455)
Increase in cash and cash equivalents and cash and cash equivalents at end of period
7,404,445
Cash interest received	2,486

The accompanying notes are an integral part of these financial statements.

JMG Exploration, Inc.
A Development Stage Enterprise

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
(In United States Dollars)

For the period from the date of incorporation on July 16, 2004 to August 31, 2004

	Shares	Capital Stock	Additional Paid-in Capital	Total
	#	$	$	$
Common stock, $.001 par value:
Balance at beginning of period	—	—	—	—
Issuance of common stock - August 2004	250,000	250	999,750	1,000,000
Balance at end of period	250,000	250	999,750	1,000,000

Convertible preferred stock, $.001 par value:
Balance at beginning of period	—	—	—	—
Issuance of preferred stock - July through August 2004	1,950,000	1,950	7,798,050	7,800,000
Share issue costs and share purchase warrants	—	—	(11,728)	(11,728)
Balance at end of period	1,950,000	1,950	7,786,322	7,788,272

Share purchase warrants:
Balance at beginning of period	—	—	—	—
Share purchase warrants - July through August 2004	487,500	—	—	8,828
Balance at end of period	487,500	—	—	8,828

Deficit:
Balance at beginning of period	—	—	—	—
Net loss for the period	—	—	—	(24,014)
Balance at end of period	—	—	—	(24,014)

Total stockholders’ equity		2,200	8,786,072	8,773,086

The accompanying notes are an integral part of these financial statements.

JMG Exploration, Inc.
A Development Stage Enterprise

NOTES TO FINANCIAL STATEMENTS
(In United States Dollars)
August 31, 2004

1. INCORPORATION AND NATURE OF OPERATIONS

JMG Exploration, Inc. (the "Corporation" or "Company") was incorporated with nominal share capital under the laws of the State of Nevada on July 16, 2004. The Corporation was incorporated with the intent to explore for and develop oil and natural gas properties primarily in United Sates and Canada. The Corporation is in its development stage and has recently commenced commercial operations with the  drilling of an exploration well in the Powder River Basin area of eastern Wyoming which is in progress at the period-end. The well is currently being evaluated and is expected to be completed in the fall of 2004. The Corporation has also signed a Farm-in agreement for the exploration and development of lands in the Cut Bank area of northern Montana.

2. SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

(a) Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and balances invested in short-term securities with original maturities of less than 90 days.

(b) Revenue recognition

Oil and gas revenues are recognized when production is sold to a purchaser at a fixed or determinable price, when delivery has occurred and title has transferred, and if the collectibility of the revenue is probable.

(c) Joint operations

Substantially all of the Company’s petroleum and natural gas development activities are conducted jointly with others. These financial statements reflect only the Company’s proportionate interest in such activities.

JMG Exploration, Inc.
A Development Stage Enterprise

NOTES TO FINANCIAL STATEMENTS
(In United States Dollars)
August 31, 2004

(d) Property and equipment

The Company uses the full-cost method of accounting for petroleum and natural gas properties. Under this method, the Company capitalizes all costs relating to the exploration for and the development of oil and natural gas reserves including land acquisition costs, geological and geophysical expenditures, lease rentals on undeveloped properties and costs of drilling of productive and non-productive wells. Proceeds from the disposal of properties are applied as a reduction of costs without the recognition of a gain or loss unless such an adjustment would significantly alter the relationship between capitalized costs and proved reserves attributable to a cost center.

Capitalized costs are depleted and depreciated using the unit-of-production method based on the estimated proven oil and natural gas reserves before royalties as determined by independent engineers. Units of natural gas are converted into barrels of oil equivalents on a relative energy content basis. Costs related to unproven properties are excluded from the costs subject to depletion until it is determined whether or not proved reserves exist or if impairment has occurred.

In performing its quarterly ceiling test, the Company limits, on a country-by-country basis, the capitalized costs of proved oil and gas properties, net of accumulated depreciation and depletion and deferred income taxes, to the estimated future net cash flows from proved oil and gas reserves based on period-end prices, discounted at 10 percent, net of related tax effects, plus the lower of cost or fair value of unproved properties included in the costs being amortized. If capitalized costs exceed this limit, the excess is charged to additional DD&A expense.

Given the volatility of oil and gas prices, it is reasonably possible that the Company's estimate of discounted future net cash flows from proved oil and gas reserves could change in the near term. If oil and gas prices decline significantly, even if only for a short period of time, it is possible that write-downs of petroleum and natural gas properties could occur.

Unproved properties are assessed quarterly for possible impairments or reductions in value. If a reduction in value has occurred, the amount of the impairment is transferred to proved properties. Unproved properties that are individually insignificant are generally amortized over an average holding period.

Other property and equipment are recorded at cost. Depreciation is provided using the straight-line method based over the estimated useful lives at a rate of 25 percent per annum.

JMG Exploration, Inc.
A Development Stage Enterprise

NOTES TO FINANCIAL STATEMENTS
(In United States Dollars)
August 31, 2004

(e) Stock compensation

The Company has a stock-based compensation plan which reserves shares of common stock for issuance to key employees and directors. The Company accounts for grants issued under the recognition and measurement provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Under this method, no stock-based compensation expense for stock options issued is reflected in the statement of operations as all grants under this plan have an exercise price equal to the fair market value of the underlying common stock on the date of grant.

(f) Asset retirement obligations

The Company follows SFAS No 143. "Accounting for Asset Retirement Obligations", which requires that an asset retirement obligation (ARO) associated with the retirement of a tangible long-lived asset be recognized as a liability in the period in which it is incurred and becomes determinable, with a corresponding increase in the carrying amount of the associated asset. The cost of the tangible asset, including the initially recognized ARO, is depleted such that the cost of the ARO is recognized over the useful life of the asset. The ARO is recorded at fair value, and accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. The fair value of the ARO is measured using expected future cash outflows discounted at the Company’s credit-adjusted risk-free interest rate. The Company’s asset retirement obligations primarily relate to the plugging and abandonment of petroleum and natural gas properties.

Inherent in the fair value calculation of ARO are numerous assumptions and judgments including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the petroleum and natural gas properties balance.

(g) Measurement Uncertainty

The amount recorded for depletion and amortization of oil and gas properties, the provision for asset retirement obligations and the ceiling test calculation are based on estimates of gross proven reserves, production rates, commodity prices, future costs and other relevant assumptions. By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in such estimates in future years could be significant.

JMG Exploration, Inc.
A Development Stage Enterprise

NOTES TO FINANCIAL STATEMENTS
(In United States Dollars)
August 31, 2004

(h)  Income taxes

The Corporation accounts for income taxes using the liability method, whereby deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities measured using enacted income tax rates and laws that are in effect when the differences are expected to reverse. Income tax expense for the period is the tax payable for the period and any change during the period in deferred tax assets and liabilities. A valuation allowance is provided to the extent that it is not more likely than not that deferred tax assets will be realized.

(i)  Other comprehensive income (loss)

There are currently no items in other comprehensive income (loss) other than the net loss for the period.

3. PROPERTY AND EQUIPMENT

August 31, 2004	Cost $	Accumulated depletion and depreciation $	Net book value $
Petroleum and natural gas properties	1,131,252	-	1,131,252
	1,131,252	-	1,131,252

All of the above costs relate to unproved properties and, accordingly, are currently excluded from assets subject to depletion.

4. INCOME TAXES

The Corporation provides deferred income taxes for differences between the tax reporting bases and the financial reporting bases of assets and liabilities. The Corporation follows the accounting procedures established by SFAS No. 109, "Accounting for Income Taxes." The Corporation did not pay any Federal or State income taxes in the period ended August 31, 2004.

JMG Exploration, Inc.
A Development Stage Enterprise

NOTES TO FINANCIAL STATEMENTS
(In United States Dollars)
August 31, 2004

(a)  Income tax expense

The provision for income taxes recorded in the financial statements differs from the amount which would be obtained by applying the statutory income tax rate to the loss before tax as follows:

2004
$
Loss for the period before income taxes	(14,014)
Effective federal tax rate	39%
Expected income tax recovery	(5,465)
Deferred tax asset valuation allowance	5,465
Income tax benefit	—

(b)  Deferred income taxes

The company does not recognize the deferred income tax asset because the realization of the asset is less likely than not. The components of the Corporation’s deferred income tax asset are as follows:

2004
$
Deferred tax assets
Non-capital loss carryforwards	5,465
Valuation allowance	(5,465)
Net future tax assets	—

The Corporation has non-capital losses for income tax purposes of approximately $14,000 which are available for application against future taxable income and which expire in 20 years. The potential benefits resulting from these non-capital losses have not been recorded in the financial statements.

JMG Exploration, Inc.
A Development Stage Enterprise

NOTES TO FINANCIAL STATEMENTS
(In United States Dollars)
August 31, 2004

5. SHARE CAPITAL

(a)  Authorized

The Corporation has authorized 25,000,000 common voting shares and 10,000,000 preferred shares each with a par value of $.001 per share.

(b)  Issued and outstanding

	#	Capital Stock $	Additional Paid-in Capital $	Total $
Common Shares
Balance, beginning of period	—	—	—	—
Issued for cash pursuant to a private placement	250,000	250	999,750	1,000,000
Balance at August 31, 2004	250,000	250	999,750	1,000,000
Convertible Preferred Shares
Balance, beginning of period	—	—	—	—
Issued for cash pursuant to a private placement	1,950,000	1,950	7,798,050	7,800,000
Share issue costs, net of tax	—	—	(2,900)	(2,900)
Portion of proceeds attributed to share purchase warrants	—	—	(8,828)	(8,828)
Balance at August 31, 2004	1,950,000	1,950	7,786,322	7,788,272
Share Purchase Warrants
Balance, beginning of period	—	—	—	—
Issued pursuant to a private placement	487,500	—	—	8,828
Balance at August 31, 2004	487,500	—	8,786,072	8,828

JMG Exploration, Inc.
A Development Stage Enterprise

NOTES TO FINANCIAL STATEMENTS
(In United States Dollars)
August 31, 2004

The Corporation has issued, by way of a private placement, 250,000 common voting shares for total proceeds of $1,000,000.

The Corporation has issued 1,950,000 Series A convertible preferred shares. The preferred shares are entitled to a cumulative dividend of 10%, payable quarterly, when and as declared by the Board of Directors, and have voting rights equal to those of the common shares, except that so long as at least 780,000 such preferred shares are outstanding, then the preferred shares voting as a class have the right to elect 60% of the members of the Board of Directors.

The Corporation has committed to undertake a Rights Offering pursuant to a registration statement for Public Offering Units ("Units") consisting of one common share and one common share purchase warrant exercisable at a price of $4.25 per share and expiring one year after the issuance date. Each Unit will be priced at no less than $4.00, and 1,900,000 such Units will be offered initially to the holder of the common shares of the Corporation.

Upon completion of the Rights Offering period described above, the Corporation, at its option, may redeem, from the proceeds of the Rights Offering, up to 80% of each holder’s Series A preferred shares at a price of $4.00 per share together with all accrued dividends thereon. The right of the Corporation to redeem these shares is subject to the registration of additional Public Offering Units, to be made available to the holders of the Series A preferred shares who, at their option, may exchange up to 20% of their Series A preferred shares for such Units, at a rate of one Unit for each preferred share. Commencing the 11th day following the conclusion of the Rights Offering period and continuing through 41 days following the end of such period, any remaining preferred shares may be exchanged for Units, at the option of the holder. For any preferred shares not exchanged within this timeframe, the dividend rate will be reduced from 10% to 2%, and each such preferred share will be convertible into one common share at the holder’s option.

As at August 31, 2004, cumulative dividends in arrears total approximately $60,500 ($0.01 per preferred share).

In connection with the private placement of Series A preferred shares described above, the Corporation also issued to the preferred shareholders 487,500 common share purchase warrants which are exercisable until the earlier of two years commencing from the effective date of the Corporation’s registration statement or December 31, 2006, at an exercise price of $6.00 per share. These warrants have been recorded at an ascribed value of $8,828.

Payment for the subscription of 19,000 Series A preferred shares issued prior to August 31, 2004 totaling $76,000 was not received until September 23, 2004 and has been included as share subscriptions receivable in the accompanying balance sheet at August 31, 2004.

JMG Exploration, Inc.
A Development Stage Enterprise

NOTES TO FINANCIAL STATEMENTS
(In United States Dollars)
August 31, 2004

(c)  Stock Options

The Company has a stock option plan under which employees, directors and consultants are eligible to receive grants. As of August 31, 2004, 260,000 shares were reserved for issuance under the plan. Options granted under the plan generally have a term of five years to expiry and vest entirely when issued. The exercise price of each option equals the market value of the Company’s common stock on the date of grant.

	Number of Options	Weighted Average exercise price $	Weighted Average remaining contractual life (years)
Stock Options
Balance, beginning of period	—	—	—
Granted	260,000	4.00	4.9
Options outstanding at August 31, 2004	260,000	4.00	4.9
Exercisable at August 31, 2004	260,000	4.00	4.9

JMG Exploration, Inc.
A Development Stage Enterprise

NOTES TO FINANCIAL STATEMENTS
(In United States Dollars)
August 31, 2004

(d)  Pro Forma Disclosure

The Company does not record compensation expense when stock options are issued to employees as discussed in note 2(e). Had compensation expense been determined based on the fair value of the option grants, net loss and net loss per share would have been increased by $280,822 to the pro forma amounts as indicated below:

	As reported $	Pro Forma $
Net loss for the period	(24,014)	(304,836)
Net loss per share, basic and diluted	(0.34)	(1.46)

JMG Exploration, Inc.
A Development Stage Enterprise

NOTES TO FINANCIAL STATEMENTS
(In United States Dollars)
August 31, 2004

The fair value of stock option grants was estimated using the Black-Scholes option-pricing model with the following assumptions:

Risk-free interest rate (%)     7.0

Expected life (years)                 5.0

Expected volatility (%)             10

Expected dividend yield (%)    Nil

The Corporation is a private company and accordingly the expected volatility of the Company’s stock for options granted during has been set at a nominal amount of 10%.

6.  RELATED PARTY TRANSACTIONS

During the period ended August 31, 2004 the corporation entered into the following transactions with JED Oil Inc. ("JED"), a company that owns all of the common shares of the Corporation:

  JED charged the Corporation $10,000 for general and administrative services, which amount is also included in accounts payable at August 31, 2004.

  in consideration for the assignment of JED’s interests in certain oil and gas properties, the Corporation reimbursed JED for drilling and other costs related to those properties in the amount of $1,016,242, of which $5,242 is included in accounts payable at August 31, 2004. The Corporation has also advanced to JED an additional $239,000 for reimbursement of future costs to be incurred on these properties, which is included as advances to related party on the accompanying balance sheet  at August 31, 2004.

Prepaid expenses at August 31, 2004 include $16,492 paid to the CFO of the Corporation for consulting services related to the preparation of the Corporation’s registration statement.

7. FINANCIAL INSTRUMENTS

Fair Value - The estimated fair values of financial instruments are based on the relevant market prices and information available at the time. The carrying values of cash and cash equivalents, accounts receivable, share subscriptions receivable, and accounts payable approximate their fair values due to the relatively short periods to maturity of these instruments. In management’s opinion, the Corporation is not exposed to significant interest or credit risk arising from these financial instruments.

JMG Exploration, Inc.
A Development Stage Enterprise

NOTES TO FINANCIAL STATEMENTS
(In United States Dollars)
August 31, 2004

8. LOSS PER SHARE

The Company accounts for loss per share ("EPS") in accordance with SFAS No. 128, "Earnings per Share." Under SFAS No. 128, basic EPS is computed by dividing net loss attributable to common shareholders by the weighted average common shares outstanding without including any potentially dilutive securities. Diluted EPS is computed by dividing net loss by the weighted average common shares outstanding plus, when their effect is dilutive, common stock equivalents. The net loss per share computation to reconcile basic and diluted net loss for the period ended August 31, 2004 is as follows:

2004
$
Net loss	(24,014)
Less: cumulative dividends in arrears on Series A convertible preferred stock	(60,500)
Net loss applicable to common shareholders	(84,514)
Basic weighted average shares outstanding	250,000
Net loss per share - Basic and diluted	(0.34)

9. RECENT PRONOUNCEMENTS

In September 2004, the FASB issued Staff Accounting Bulletin No. 106, "Interaction of Statement 143 and the Full Cost Rules (SAB 106). SAB 106 specifies that subsequent to the adoption of FAS 143, an oil and gas company following the full cost method of accounting should include the assets recorded in connection with the recognition of an asset retirement obligation pursuant to FAS 143 as part of the costs subject to the full cost ceiling limitation. To avoid double counting the effect of these obligations, future cash outflows associated with settling the recorded asset retirement obligations should be excluded from the computation of the present value of estimated future net revenues used in applying the ceiling test. Additionally, when calculating depreciation and depletion for the full cost pool, assets recorded in connection with the recognition of an asset retirement obligation pursuant to FAS 143 should be included in the depletable base. To the extent that estimated dismantlement and abandonment costs, net of estimated salvage values, have not been included as capitalized costs in the base for computing depreciation and depletion because

JMG Exploration, Inc.
A Development Stage Enterprise

NOTES TO FINANCIAL STATEMENTS
(In United States Dollars)
August 31, 2004

they have not yet been capitalized as an asset retirement obligations pursuant to FAS 143, these estimated costs should also be included in the base used for computing depreciation and depletion. This Staff Bulletin has no material impact on the Corporation at this time and its effect on future periods is currently not determinable.

In January 2003, the FASB issued Statement No. 148 "Accounting for Stock-Based Compensation Transition and Disclosure, an Amendment of FASB Statement No. 123." This standard provides alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation. In addition, this standard amends disclosure requirements to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Corporation intends to adopt SFAS No. 148 in 2005. This standard has no material impact on the Corporation at this time and its effect on future periods is currently not determinable.

In December 2003, the FASB issued Interpretation No. 46(R), "Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51" ("FIN 46(R)"). FIN 46(R) requires the consolidation of entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Currently, entities are generally consolidated by an enterprise when it has a controlling financial interest through ownership of a majority of voting interest in the entity. The Corporation expects FIN 46 to have no impact on its financial position or results of operations.

 JMG Exploration, Inc.
A Development Stage Enterprise

NOTES TO FINANCIAL STATEMENTS
(In United States Dollars)
August 31, 2004

10.  SUBSEQUENT EVENTS

On October 29, 2004, the Corporation filed a registration statement on Form SB-2 with the Securities and Exchange Commission to register 1,900,000 transferable subscription rights offered at $4.00 per unit to the stockholders of JED Oil Inc.  Each unit consists of one share of common stock and one common stock purchase warrant.  The registration statement also registers the resale by the convertible preferred shareholders of up to 1,950,000 shares of common stock, up to 1,950,000 warrants to acquire common stock at $4.25 per share and up to 1,950,000 shares of common stock issuable under the warrants, and 487,500 shares of common stock issuable upon the exercise of warrants held by convertible preferred shareholders at $6.00 per share.

1,900,000 Subscription Rights
JMG Exploration, Inc.
Up to 1,900,000 Shares of Common Stock
Up to 1,900,000 Common Stock Warrants

PROSPECTUS

_____________, 2004

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated October 29, 2004

PROSPECTUS

JMG Exploration, Inc.
Up to 4,387,500 Shares
Common Stock
Up to 1,950,000 Common Stock Warrants

We are registering:

  the resale by our convertible preferred shareholders of up to 1,950,000 shares of common stock, up to 1,950,000 warrants to acquire common stock at $4.25 per share and up to 1,950,000 shares of common stock issuable under the warrants; and

  487,500 shares of common stock issuable upon exercise of warrants held by convertible preferred stockholders at $6.00 per share.

        No public market currently exists for our common stock. We can give you no assurance that any public market will develop for our securities following this offering. We have applied to list our common stock for quotation on the Nasdaq Over-the-Counter Electronic Bulletin Board under the symbol "JMGI" but cannot assure you that the listing application will be approved.

        Investing in these securities involves a high degree of risk and immediate and substantial dilution. See ‘‘Risk Factors’’ beginning on page 7.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                    , 2004

Prospectus Summary

        This summary highlights key aspects of the information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including the financial statements and the notes to the financial statements included elsewhere in this prospectus. Unless otherwise indicated, the information contained in this prospectus assumes that the subscription rights are exercised in full, that we redeem 1,560,000 shares of convertible preferred stock and that the remaining 390,000 shares of our preferred stock convert into an equal number of shares of common stock as of the date of this prospectus.

JMG Exploration, Inc.

General

        JMG Exploration, Inc. was incorporated under the laws of the State of Nevada on July 16, 2004. We explore for oil and natural gas in the United States and Canada. We recently completed an $8.8 million private placement and have commenced exploration activities.

        We do not anticipate direct property acquisitions but rather intend to develop the oil and natural gas properties of others under arrangements in which we will finance the cost of exploration drilling in exchange for interests in the oil or natural gas revenue generated by the properties. Such arrangements are commonly referred to as "farm-ins".

        We have no operating personnel and have contracted with JED Oil Inc. for drilling, field operations and related administrative services. JED is considered an affiliate because of its 11% ownership interest in us and because two of our directors and one of our executive officers are directors of JED.

        Our executive offices are located at 180 South Lake Avenue, 7th Floor, Pasadena, California 91101 and our telephone number is (310) 589-6126.

The offering

Securities outstanding prior to this offering	250,000 shares of common stock 1,950,000 shares of convertible preferred stock (1)
Common stock offered	2,437,500 shares
Common stock to be outstanding after the offering	2,540,000 shares (2)
Use of proceeds

  We will not receive any proceeds from the sale of the 1,950,000 shares of common stock offered by our selling stockholders.

  Upon the exercise, if any, of the 1,950,000 warrants at $4.25 per share we will receive proceeds of up to $8,287,500 which will be used for working capital and general corporate purposes.

  Upon the exercise, if any, of the 487,500 warrants at $6.00 per share we will receive proceeds of up to $2,925,000 which will be used for working capital and general corporate purposes.

Risk factors	Please read "Risk Factors" for a discussion of factors you should consider before investing in our common stock.
Proposed Nasdaq Over-the-Counter Electronic Bulletin Board symbol for common stock	"JMGI"

(1)  Preferred stockholders may elect to convert up to 20% of their shares into an equal number of shares of common stock which are being registered by a separate prospectus commencing at the conclusion of our subscription rights exercise period. Preferred stockholders may elect to convert the remaining 80% of their shares into an equal number of shares of common stock which are being registered by a separate prospectus commencing the 11th day following the conclusion of the subscription rights exercise period. However, we have the right to redeem up to 80% of each investor’s preferred shares, or up to a total of 1,560,000 shares of preferred stock, using proceeds of this offering by advising the preferred shareholders of our election to do so by the last day of the subscription rights exercise period.

(2)  Amount assumes that all subscription rights are exercised and:

  we redeem 1,560,000 shares (80%) of convertible preferred stock;

  the remaining 390,000 shares of convertible preferred stock are converted to common stock; and

  no warrants are exercised.

Summary Financial Information

The following tables present our selected historical financial data derived from our audited financial statements. The summary financial information set forth below should be read in conjunction with our financial statements and the notes to those statements appearing elsewhere in this prospectus.

Statements of Operations Information:

Period from inception on July 16, 2004 to August 31, 2004
Statements of Operations Information:
Revenues - interest	$ 2,486
General and administrative expenses	26,500
Net loss	(24,014)
Less: cumulative dividend in arrears on Series A convertible preferred stock	(60,500)
Net loss applicable to common shareholders	$ (84,514)
Net loss per share, basic and diluted	$ (0.34)
Weighted average shares outstanding: Basic and diluted	250,000

        The following table summarizes our balance sheet as of August 31, 2004. The column labeled "Pro forma" assumes that 390,000 shares of our preferred stock are converted into an equal number of shares of common stock as of the date of this prospectus. The column labeled "Pro forma as adjusted" reflects the receipt of estimated net proceeds from the assumed exercise of 1,900,000 subscription rights at $4.00 per right, after deducting estimated expenses and our redemption of 1,560,000 shares of convertible preferred stock for $6,240,000 using proceeds of this offering.

Balance Sheet Information:

August 31, 2004
	Actual	Pro forma	Pro forma as adjusted
Total assets	$ 8,917,883	$ 8,917,883	$ 10,027,883
Total liabilities	$ 144,797	$ 144,797	$ 144,797
Working capital	$ 7,402,834	$ 7,402,834	$ 8,512,834
Common stock	$ 250	$ 640	$ 2,540
Series A convertible preferred stock	$ 1,950	$ 1,560	$ 0
Additional paid-in capital	$ 8,786,072	$ 8,786,072	$ 9,875,732
Total stockholders’ equity	$ 8,773,086	$ 8,773,086	$ 9,883,086

Sale of Securities Described in this Prospectus

        The sale of the securities described in this prospectus may be made from time-to-time in transactions, which may include block transactions by or for the account of the holders, in the over-the-counter market or in negotiated transactions through a combination of these methods of sale or otherwise. Sales may be made at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices.

        A post-effective amendment to the Registration Statement that includes this prospectus must be filed and declared effective by the Securities and Exchange Commission before a holder may:

  sell any securities described in this prospectus according to the terms of this prospectus either at a fixed price or a negotiated price, either of which is not at the prevailing market price;

  sell securities described in this prospectus in a block transaction to a purchaser who resells;

  pay compensation to a broker-dealer that is other than the usual and customary discounts, concessions or commissions; or

  make any arrangements, either individually or in the aggregate, that would constitute a distribution of the securities described in this prospectus.

        Information contained in this prospectus, except for the cover page and the information under the headings ‘‘Selling Security Holders’’ and ‘‘Plan of Distribution’’ is a part of a separate prospectus relating to a subscription rights offering. This prospectus contains information, including information relating to the concurrent subscription rights offering, which may not be pertinent to the sale of the securities offered in this prospectus by the named holders.

Selling Security Holders

        This prospectus relates to:

  the resale by our convertible preferred shareholders of up to 1,950,000 shares of common stock, up to 1,950,000 warrants to acquire common stock at $4.25 per share and up to 1,950,000 shares of common stock issuable under the warrants; and

  487,500 shares of common stock issuable upon exercise of warrants held by convertible preferred stockholders at $6.00 per share.

        The following tables set forth information regarding the shares of common stock owned beneficially as of August 31, 2004, by each selling security holder and assumes the conversion of all 1,950,000 shares of Series A preferred stock into common stock and the exercise of the warrants. The selling security holders are not required, and may choose not to sell any of their shares of common stock or exercise any of their warrants.

        If our subscription rights offering is fully subscribed we intend to redeem 80% of our outstanding preferred stock. If we redeem 80% of our preferred stock upon the conversion of the remaining 20% of the preferred shares we will issue 390,000 common shares and 390,000 warrants to acquire common stock at $4.25 per share.

        None of the selling security holders is an officer, director or other affiliate except as indicated below.

Common stock issuable upon conversion of preferred stock
Name of selling security holder	Shares owned prior to offering	Shares being offered	Shares owned After offering (1)	Percentage owned after offering (1)
R. Kendall Allen	25,000	25,000	-	-
Fortune Seekers, Inc.	21,000	21,000	-	-
James T. Galvin	25,000	25,000	-	-
Randall M. Gates (2)	12,500	12,500	-	-
Barry J. Goldstein	12,500	12,500	-	-

Aaron A. Grunfeld	40,000	40,000	-	-
Heller 2002 Trust, Fred P. Heller as trustee (2)	225,000	225,000	-	-
JMW Fund, LLC.	108,750	108,750	-	-
David L. Jordon	100,000	100,000	-	-
Kirby Enterprise Fund, LLC	40,000	40,000	-	-
2004 Kuhne Family Trust (2)	225,000	225,000	-	-
Ronald E. Lewis, Trustee for R. E. Lewis Living Trust	25,000	25,000	-	-
Lima Capital, Inc.	12,500	12,500	-	-
Frank Mason (2)	250,000	250,000	-	-
John P. McGrain	1,250	1,250	-	-
Nancy H. McGrain	25,000	25,000	-	-
Georgette Pagano	25,000	25,000	-	-
Georgette Pagano ACF Laura Pagano U/CA/UTMA	6,000	6,000	-	-
Georgette Pagano ACF Jean M. Pagano U/CA/UTMA	6,000	6,000	-	-
Patrick Williams Advisors, LTD	16,500	16,500	-	-
John Paulson Jr.	25,000	25,000	-	-
RCB Securities Inc. Profit Sharing – R. C. Bedford	12,500	12,500	-	-
Robert Richman & Norma Richman, Joint Ten	6,000	6,000	-	-
Reuben Sandler (2)	25,000	25,000	-	-
Michael A. Schneider	25,000	25,000	-	-
Linda G. Sexton	108,750	108,750	-	-
Ronald Shear	25,000	25,000	-	-
South Lake Financial	62,500	62,500	-	-
LMT Financial Inc.	12,500	12,500	-	-
Julie A. Weida	108,750	108,750	-	-
Westhampton Special Situation Fund, LLC	110,000	110,000	-	-
Jack Wright	6,000	6,000	-	-
Samuel D. Wyman	25,000	25,000	-	-
Gerald Zeitz	12,500	12,500	-	-
Thomas J. Jacobsen (2)	12,500	12,500	-	-
J. Paul Consulting Corp.	10,000	10,000	-	-
Ralph L. Braden	12,500	12,500	-	-
Fiserv Securities Inc. A/C/F Charles Kirby, IRA	12,000	12,000	-	-
Charles F. Kirby	40,000	40,000	-	-
Fiserv Securities Inc. A/C/F Jeff Plon, IRA	10,000	10,000	-	-
Len Turano	9,000	9,000	-	-
Carrie Greenslade	37,500	37,500	-	-
Ludwig Gierstorfer (2)	10,000	10,000	-	-
Bill and Charlene Dunbar Joint Tenants	19,000	19,000	-	-
James Dinning	5,000	5,000	-	-
Walter Paszkowski	6,000	6,000	-	-
Total preferred stock	1,950,000	1,950,000	-	-

$4.25 common stock warrants
Name of selling security holder	Shares owned prior to offering	Shares being offered	Shares owned After offering (1)	Percentage owned after offering (1)
R. Kendall Allen	25,000	25,000	-	-
Fortune Seekers, Inc.	21,000	21,000	-	-
James T. Galvin	25,000	25,000	-	-
Randall M. Gates (2)	12,500	12,500	-	-
Barry J. Goldstein	12,500	12,500	-	-
Aaron A. Grunfeld	40,000	40,000	-	-
Heller 2002 Trust, Fred P. Heller as trustee (2)	225,000	225,000	-	-
JMW Fund, LLC.	108,750	108,750	-	-
David L. Jordon	100,000	100,000	-	-
Kirby Enterprise Fund, LLC	40,000	40,000	-	-
2004 Kuhne Family Trust (2)	225,000	225,000	-	-

Ronald E. Lewis, Trustee for R. E. Lewis Living Trust	25,000	25,000	-	-
Lima Capital, Inc.	12,500	12,500	-	-
Frank Mason (2)	250,000	250,000	-	-
John P. McGrain	1,250	1,250	-	-
Nancy H. McGrain	25,000	25,000	-	-
Georgette Pagano	25,000	25,000	-	-
Georgette Pagano ACF Laura Pagano U/CA/UTMA	6,000	6,000	-	-
Georgette Pagano ACF Jean M. Pagano U/CA/UTMA	6,000	6,000	-	-
Patrick Williams Advisors, LTD	16,500	16,500	-	-
John Paulson Jr.	25,000	25,000	-	-
RCB Securities Inc. Profit Sharing – R. C. Bedford	12,500	12,500	-	-
Robert Richman & Norma Richman, Joint Ten	6,000	6,000	-	-
Reuben Sandler (2)	25,000	25,000	-	-
Michael A. Schneider	25,000	25,000	-	-
Linda G. Sexton	108,750	108,750	-	-
Ronald Shear	25,000	25,000	-	-
South Lake Financial	62,500	62,500	-	-
LMT Financial Inc.	12,500	12,500	-	-
Julie A. Weida	108,750	108,750	-	-
Westhampton Special Situation Fund, LLC	110,000	110,000	-	-
Jack Wright	6,000	6,000	-	-
Samuel D. Wyman	25,000	25,000	-	-
Gerald Zeitz	12,500	12,500	-	-
Thomas J. Jacobsen (2)	12,500	12,500	-	-
J. Paul Consulting Corp.	10,000	10,000	-	-
Ralph L. Braden	12,500	12,500	-	-
Fiserv Securities Inc. A/C/F Charles Kirby, IRA	12,000	12,000	-	-
Charles F. Kirby	40,000	40,000	-	-
Fiserv Securities Inc. A/C/F Jeff Plon, IRA	10,000	10,000	-	-
Len Turano	9,000	9,000	-	-
Carrie Greenslade	37,500	37,500	-	-
Ludwig Gierstorfer (2)	10,000	10,000	-	-
Bill and Charlene Dunbar Joint Tenants	19,000	19,000	-	-
James Dinning	5,000	5,000	-	-
Walter Paszkowski	6,000	6,000	-	-
Total $4.25 warrants	1,950,000	1,950,000	-	-

Common stock issuable upon exercise of $4.25 common stock warrants
Name of selling security holder	Shares owned prior to offering	Shares being offered	Shares owned After offering (1)	Percentage owned after offering (1)
R. Kendall Allen	25,000	25,000	-	-
Fortune Seekers, Inc.	21,000	21,000	-	-
James T. Galvin	25,000	25,000	-	-
Randall M. Gates (2)	12,500	12,500	-	-
Barry J. Goldstein	12,500	12,500	-	-
Aaron A. Grunfeld	40,000	40,000	-	-
Heller 2002 Trust, Fred P. Heller as trustee (2)	225,000	225,000	-	-
JMW Fund, LLC.	108,750	108,750	-	-
David L. Jordon	100,000	100,000	-	-
Kirby Enterprise Fund, LLC	40,000	40,000	-	-
2004 Kuhne Family Trust (2)	225,000	225,000	-	-
Ronald E. Lewis, Trustee for R. E. Lewis Living Trust	25,000	25,000	-	-
Lima Capital, Inc.	12,500	12,500	-	-
Frank Mason (2)	250,000	250,000	-	-
John P. McGrain	1,250	1,250	-	-
Nancy H. McGrain	25,000	25,000	-	-
Georgette Pagano	25,000	25,000	-	-

Georgette Pagano ACF Laura Pagano U/CA/UTMA	6,000	6,000	-	-
Georgette Pagano ACF Jean M. Pagano U/CA/UTMA	6,000	6,000	-	-
Patrick Williams Advisors, LTD	16,500	16,500	-	-
John Paulson Jr.	25,000	25,000	-	-
RCB Securities Inc. Profit Sharing – R. C. Bedford	12,500	12,500	-	-
Robert Richman & Norma Richman, Joint Ten	6,000	6,000	-	-
Reuben Sandler (2)	25,000	25,000	-	-
Michael A. Schneider	25,000	25,000	-	-
Linda G. Sexton	108,750	108,750	-	-
Ronald Shear	25,000	25,000	-	-
South Lake Financial	62,500	62,500	-	-
LMT Financial Inc.	12,500	12,500	-	-
Julie A. Weida	108,750	108,750	-	-
Westhampton Special Situation Fund, LLC	110,000	110,000	-	-
Jack Wright	6,000	6,000	-	-
Samuel D. Wyman	25,000	25,000	-	-
Gerald Zeitz	12,500	12,500	-	-
Thomas J. Jacobsen (2)	12,500	12,500	-	-
J. Paul Consulting Corp.	10,000	10,000	-	-
Ralph L. Braden	12,500	12,500	-	-
Fiserv Securities Inc. A/C/F Charles Kirby, IRA	12,000	12,000	-	-
Charles F. Kirby	40,000	40,000	-	-
Fiserv Securities Inc. A/C/F Jeff Plon, IRA	10,000	10,000	-	-
Len Turano	9,000	9,000	-	-
Carrie Greenslade	37,500	37,500	-	-
Ludwig Gierstorfer (2)	10,000	10,000	-	-
Bill and Charlene Dunbar Joint Tenants	19,000	19,000	-	-
James Dinning	5,000	5,000	-	-
Walter Paszkowski	6,000	6,000	-	-
Total common stock underlying $4.25 warrants	1,950,000	1,950,000	-	-

Common stock issuable upon exercise of $6.00 common stock warrants
Name of selling security holder	Shares owned prior to offering	Shares being offered	Shares owned After offering (1)	Percentage owned after offering (1)
R. Kendall Allen	6,250	6,250	-	-
Fortune Seekers, Inc.	5,250	5,250	-	-
James T. Galvin	6,250	6,250	-	-
Randall M. Gates (2)	3,125	3,125	-	-
Barry J. Goldstein	3,125	3,125	-	-
Aaron A. Grunfeld	10,000	10,000	-	-
Heller 2002 Trust, Fred P. Heller as trustee (2)	56,250	56,250	-	-
JMW Fund, LLC.	27,187	27,187	-	-
David L. Jordon	25,000	25,000	-	-
Kirby Enterprise Fund, LLC	10,000	10,000	-	-
2004 Kuhne Family Trust (2)	56,250	56,250	-	-
Ronald E. Lewis, Trustee for R. E. Lewis Living Trust	6,250	6,250	-	-
Lima Capital, Inc.	3,125	3,125	-	-
Frank Mason (2)	62,500	62,500	-	-
John P. McGrain	312	312	-	-
Nancy H. McGrain	6,250	6,250	-	-
Georgette Pagano	6,250	6,250	-	-
Georgette Pagano ACF Laura Pagano U/CA/UTMA	1,500	1,500	-	-
Georgette Pagano ACF Jean M. Pagano U/CA/UTMA	1,500	1,500	-	-
Patrick Williams Advisors, LTD	4,125	4,125	-	-
John Paulson Jr.	6,250	6,250	-	-
RCB Securities Inc. Profit Sharing for R. C. Bedford	3,125	3,125	-	-
Robert Richman & Norma Richman, Joint Ten	1,500	1,500	-	-
Reuben Sandler (2)	6,250	6,250	-	-
Michael A. Schneider	6,250	6,250	-	-
Linda G. Sexton	27,188	27,188	-	-

Ronald Shear	6,250	6,250	-	-
South Lake Financial	15,625	15,625	-	-
LMT Financial Inc.	3,125	3,125	-	-
Julie A. Weida	27,188	27,188	-	-
Westhampton Special Situation Fund, LLC	25,000	25,000	-	-
Jack Wright	1,500	1,500	-	-
Samuel D. Wyman	6,250	6,250	-	-
Gerald Zeitz	3,125	3,125	-	-
Thomas J. Jacobsen (2)	3,125	3,125	-	-
J. Paul Consulting Corp.	2,500	2,500	-	-
Ralph L. Braden	3,125	3,125	-	-
Fiserv Securities Inc. A/C/F Charles Kirby, std IRA	3,000	3,000	-	-
Charles F. Kirby	10,000	10,000	-	-
Fiserv Securities Inc. A/C/F Jeff Plon, IRA	2,500	2,500	-	-
Len Turano	2,250	2,250	-	-
Carrie Greenslade	9,375	9,375	-	-
Ludwig Gierstorfer (2)	2,500	2,500	-	-
Bill and Charlene Dunbar Joint Tenants	4,750	4,750	-	-
James Dinning	1,250	1,250	-	-
Walter Paszkowski	1,500	1,500	-	-
Total common shares underlying $6.00 warrants	487,500	487,500	-	-

(1)  Calculated on the basis of 2,540,000 shares which includes 2,150,000 shares of common stock to be outstanding after the subscription rights offering, assuming 80% redemption of preferred stock, and assuming 390,000 shares of preferred stock and warrants convert to an equal number of shares of common stock.

(2)  Individual is an officer, director or 5% or greater stockholder of our company.

Plan of Distribution

        No underwriting arrangements exist as of the date of this prospectus to sell any common stock issued upon conversion of the Series A preferred stock, or the stock issuable under the warrants. Upon being advised of any underwriting arrangements that may be entered into by a selling security holder after the date of this prospectus, we will prepare a supplement to this prospectus to disclose those arrangements.

         The selling security holder or their pledgees, donees, transferees or other successors in interest may, from time to time, sell all or a portion of their shares of common stock at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling security holder may offer our shares at various times in one or more of the following transactions:

  on any national securities exchange, or other market on which our common stock may be listed at the time of sale;

  in the over-the-counter market;

  through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

  in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  through options, swaps or derivatives;

  in privately negotiated transactions;

  in transactions to cover short sales; and

  through a combination of any such methods of sale.

        In addition, the selling security holder may also sell their shares that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 under the requirements of such rule rather than pursuant to this prospectus.

        The selling security holder may sell our shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell our shares upon terms and conditions that will be described in the applicable prospectus supplement. In effecting sales, brokers and dealers engaged by the selling security holder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from a selling security holder or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for us or a selling security holder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above.

        The selling security holder and any broker-dealers or agents that participate with them in sales of the shares are deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. Accordingly, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

         From time to time the selling security holder may be engaged in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver the shares in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time, a selling security holder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon delivery of the shares or a default by a selling security holder, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

        The selling stockholders and any other persons participating in the sale or distribution of these shares of our common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our common stock by, the selling stockholders. Furthermore, pursuant to Regulation M, a person engaged in a distribution of our securities is prohibited from bidding for, purchasing, or attempting to induce any person to bid for or purchase our securities for a period beginning five business days prior to the date of this prospectus until such person is no longer a selling shareholder. These regulations may affect the marketability of these shares of our common stock.

Up to 4,387,500 Shares

JMG Exploration, Inc.

Common Stock

Up to 1,950,000 Common Stock Warrants

PROSPECTUS

, 2004

PART II

Information not required in prospectus

Item 13.  Other expenses of issuance and distribution

The following is a list of estimated expenses in connection with the issuance and distribution of the securities being registered, with the exception of underwriting discounts and commissions:

SEC registration fee
$5,358
Printing costs
20,000
Legal fees and expenses
120,000
Accounting fees and expenses
55,000
Transfer agent fees
20,000
Blue sky fees and expenses
50,000
Miscellaneous
29,642
Total
$300,000

    All of the above expenses except the SEC registration fee are estimates. All of the above expenses will be borne by the Registrant.

Item 14.  Indemnification of directors and officers

        The Nevada Revised Statutes provide that a corporation may indemnify its officers and directors against expenses actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action (other than an action brought by or on behalf of the corporation as discussed below) by reason of his or her official position with the corporation provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the law or (2) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe his or her conduct was unlawful. The Nevada Revised Statutes further provide that a corporation generally may not indemnify an officer or director if it is determined by a court that such officer or director is liable to the corporation or responsible for any amounts paid to the corporation as a settlement, unless a court also determines that the officer or director is entitled to indemnification in light of all of the relevant facts and circumstances. The Nevada Revised Statutes require a corporation to indemnify an officer or director to the extent he or she is successful on the merits or otherwise successfully defends the action.

         Our bylaws provide that we will indemnify our directors and officers to the maximum extent permitted by Nevada law, including in circumstances in which indemnification is otherwise discretionary under Nevada law. These indemnification provisions may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, which we refer to as the Securities Act. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification of directors or officers for liabilities arising under the Securities Act of 1933, as amended, is against public policy and, therefore, such indemnification provisions may be unenforceable.

II-1

Item 15.  Recent sales of unregistered securities

The following information relates to all securities sold by the Registrant within the past three years which were not registered under the Securities Act of 1933:

  In August 2004, JED Oil Inc. purchased 250,000 shares of common stock for $4.00 per share;

  In August 2004, we sold 1,950,000 units in a private placement consisting of one share of Series A convertible preferred stock and one quarter (1/4) common stock purchase warrant for $4.00 per unit, or total consideration of $7,800,000, pursuant to the provisions of Regulation D promulgated under the Securities Act of 1933. Each share of Series A convertible preferred stock is convertible into one share of our common stock. A total of four one quarter (1/4) common stock purchase warrants are necessary to purchase one share of common stock for $6.00 per share during the two year warrant term; and

  In August 2004, we issued 1,900,000 transferable subscription rights to JED providing for the purchase of a $4.00 unit consisting of one share of common stock and one common stock purchase warrant for $4.25 per share.

All the purchasers were friends or business associates of the Registrant and its officers or directors and such officers or directors knew or had reason to believe based upon their personal knowledge that the purchasers were accredited investors. No commissions or finders’ fees were paid. All of the purchasers are accredited investors within the meaning of Regulation D and executed written subscription agreements attesting to their accreditation and that they:

  had sufficient experience to analyze the merits and risks of an investment in the securities;

  were experienced in making investments which involve a high degree of risk; and

  were economically capable of losing their entire investment.

The investors purchased the securities as a long-term investment and without an intent to resell the securities. All of the securities were issued with a restrictive legend thereon.

Item 16.  Exhibits

(a)  Exhibits

 Number    Exhibit

3.1
Amended and Restated Articles of Incorporation of the Registrant

3.2
By-laws of the Registrant

3.3
Certificate of Designation of the Rights and Preferences of the Series A Convertible Preferred Stock

4.1
Specimen of Common Stock Certificate (1)

4.2
Form of Subscription Rights Certificate

4.3
Form of Warrant - Subscription Rights Unit

4.4
Form of Warrant – Series A preferred

5.1
Opinion of the Law Office of Gary A. Agron

10.1
Equity Compensation Plan

10.2
Hooligan Draw Farm-in Agreement

10.3
Cut Bank Farm-in Agreement

10.4
Fiddler Creek Farm-in Agreement

10.5
JED Oil Technical Services Agreement

23.1
Consent of the Law Office of Gary A. Agron – see exhibit 5.1

23.2
Consent of Ernst & Young LLP, Chartered Accountants

99.1
Form of Subscription Agent Agreement by and between JED Oil Inc. and Corporate Stock Transfer, Inc.

(1) To be filed by amendment

Financial Statement Schedules - schedules have been omitted because they are not required, they are not applicable or the information is already included in the financial statements or notes thereto.

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Item 17.  Undertakings

The Registrant hereby undertakes:

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) That subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

(c) That any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

(d) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(e) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

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Signatures

        In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it authorized this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, in the city of Los Angeles, California on this 29th day of October 2004.

JMG Exploration, Inc.

By:
/s/ H. S. (Scobey) Hartley
H. S. (Scobey) Hartley
Chief Executive Officer

        We, the undersigned directors and officers of JMG Exploration, Inc., hereby severally constitute and appoint H. S. (Scobey) Hartley, and Randall M. Gates, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the Registrant, in the capacities indicated on October 29, 2004.

Signature	Title
/s/ H. S. (Scobey) Hartley	Chief Executive Officer, President and Director
H. S. (Scobey) Hartley
/s/ Randall M. Gates	Chief Financial Officer
Randall M. Gates
/s/ Thomas J. Jacobsen	Chairman
Thomas J. Jacobsen
/s/ Reuben Sandler, Ph.D.	Director
Reuben Sandler, Ph.D.
/s/ Ludwig (Louie) Gierstorfer	Director
Ludwig (Louie) Gierstorfer
/s/ Joseph W. Skeehan	Director
Joseph W. Skeehan

II-4

EXHIBIT INDEX

3.1
Amended and Restated Articles of Incorporation of the Registrant

3.2
By-laws of the Registrant

3.3
Certificate of Designation of the Rights and Preferences of the Series A Convertible Preferred Stock

4.1
Specimen of Common Stock Certificate (1)

4.2
Form of Subscription Rights Certificate

4.3
Form of Warrant - Subscription Rights Unit

4.4
Form of Warrant – Series A preferred

5.1
Opinion of the Law Office of Gary A. Agron

10.1
Equity Compensation Plan

10.2
Hooligan Draw Farm-in Agreement

10.3
Cut Bank Farm-in Agreement

10.4
Fiddler Creek Farm-in Agreement

10.5
JED Oil Technical Services Agreement

23.1
Consent of the Law Office of Gary A. Agron – see exhibit 5.1

23.2
Consent of Ernst & Young LLP, Chartered Accountants

99.1
Form of Subscription Agent Agreement by and between JED Oil Inc. and Corporate Stock Transfer, Inc.